UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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[ ]	Definitive proxy statement.
[ ]	Definitive additional materials.
[ ]	Soliciting material pursuant to § 240.14a-12.

Antares Pharma, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

April 22, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Antares Pharma, Inc., to be held at 10:00 a.m., local time, on Thursday, June 2, 2016, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103.

The notice of Annual Meeting and the proxy statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will report on our Company’s performance during the past year, as well as other current items of interest to our stockholders. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer appropriate questions.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this notice of Annual Meeting, proxy statement, our 2015 Annual Report on Form 10-K and the electronic proxy card for the meeting to our stockholders via the Internet by sending them a Notice of Internet Availability of Proxy Materials (the “Notice”) that explains how to access our proxy materials and how to vote online. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials. If you received the Notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in the Notice.

Your vote is important. I hope you will join us at the Annual Meeting of Stockholders. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible by submitting your proxy. You may vote your proxy three different ways: by mail, via the internet, or by telephone. You may also be entitled to vote in person at the meeting. Please refer to detailed instructions included in the proxy statement or in the Notice.

On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerely,

/s/ Robert F. Apple
Robert F. Apple
President and Chief Executive Officer

ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

NOTICE IS HEREBY GIVEN of the 2016 Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Thursday, June 2, 2016, at 10:00 a.m. local time

Place:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103

Items of Business:

1.      To elect Robert F. Apple, Thomas J. Garrity and Dr. Jacques Gonella as Class III directors of the Company’s Board of Directors each for a term of three years and until his successor is duly elected and qualified.

2. To hold a non-binding, advisory vote to approve our named executive officer compensation as disclosed in this proxy statement.

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

4. To approve and adopt an amendment and restatement of the Company’s 2008 Equity Compensation Plan.

5.      To approve and adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock of the Company from 203,000,000 shares to 303,000,000 shares in order to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 200,000,000 shares to 300,000,000 shares.

6. To transact such other business that may properly come before the meeting.

We are not aware of any other business to come before the meeting

Record Date:	All stockholders of record as of the close of business on Monday, April 4, 2016 will be entitled to vote at the 2016 Annual Meeting of Stockholders.

The items of business listed above are more fully described in the proxy statement accompanying this notice of Annual Meeting. The accompanying proxy statement or the Notice of Internet Availability of Proxy Materials are being mailed or made available on the internet to stockholders on or about April 22, 2016.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible by submitting your proxy. You may vote your proxy three different ways: by mail, via the internet, or by telephone. You may also be entitled to vote in person at the meeting. Please refer to detailed instructions included in the accompanying proxy statement or in the Notice of Internet Availability of Proxy Materials.

By order of the Board of Directors,

/s/ Peter J. Graham
Peter J. Graham
Secretary
April 22, 2016

Important notice regarding the availability of proxy materials for the 2016 Annual Meeting of Stockholders to be held on June 2, 2016:

This proxy statement and our 2015 Annual Report on Form 10-K are available directly at:

https://materials.proxyvote.com/036642

PROXY STATEMENT OF

ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

Annual Meeting of Stockholders to be held
June 2, 2016

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc. (referred to in this proxy statement as Antares, Antares Pharma, we, our, us or the Company), to be used at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 2, 2016. This proxy statement or the Notice of Internet Availability of Proxy Materials (the “Notice”) are being mailed or made available on the internet to stockholders on or about April 22, 2016.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials, including the notice of the Annual Meeting, this proxy statement, our 2015 Annual Report on Form 10-K and the electronic proxy card for the meeting over the Internet by sending them the Notice that explains how to access our proxy materials and how to vote online. The proxy materials will be posted on the internet at www.proxyvote.com no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice contains important information, including:

●	The date, time and location of the Annual Meeting;

●	A brief description of the matters to be voted on at the Meeting;

●	A list of the proxy materials available for viewing at www.proxyvote.com;

●	The control number you will use to access the site; and

●	Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by e-mail will remain in effect until the stockholder terminates such election. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

You can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card.

This proxy statement and our 2015 Annual Report on Form 10-K are available indirectly in the Investor Relations section of our website at www.antarespharma.com. You may access this material by choosing the “Investor Relations” tab at the top of the page, and then selecting “SEC Filings” from the items listed in the Investor Relations section. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

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(continued)

Page
OTHER MATTERS	64

Solicitation	64

Section 16(a) Beneficial Ownership Reporting Compliance	64

Advance Notice Provisions	64

Stockholder Proposals	64

Householding of Annual Meeting Materials	64

Other	65

EXHIBIT A. 2008 EQUITY COMPENSATION PLAN	1

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VOTING AT THE MEETING

Only holders of record of shares of the Company’s common stock, par value $0.01 per share (“common stock”), at the close of business on April 4, 2016, the record date, are entitled to vote at the Annual Meeting. As of that date, there were 154,927,660 shares of common stock outstanding. Each stockholder entitled to vote shall have the right to cast one vote for each share of common stock outstanding in such stockholder’s name.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

If you hold your shares in your own name as a stockholder of record, you can vote your common stock by any of the following methods:

●	In person. You may attend the Annual Meeting and deliver your completed proxy card in person or complete a ballot at the meeting. Ballots will be available at the meeting.

●	By phone or via the Internet. You may vote by proxy, either by phone or via the Internet, by following the instructions provided in the Notice, proxy card or voting instruction card.

●	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card.

If you are a beneficial stockholder whose shares are held in the name of a bank, broker or other holder of record (commonly referred to as shares held in “street name”), you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted. If you plan to vote your shares in person at the Annual Meeting, you must obtain and bring with you to the meeting a “legal proxy” from the broker or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

If you vote by phone or via the Internet, please have your Notice or proxy card available. The control number appearing on your Notice or proxy card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may do this by submitting a new proxy with a later date, submitting a written notice of such revocation to our Corporate Secretary at the address set forth on the first page of this proxy statement; by voting by telephone or by using the Internet; or by attending the Meeting and voting in person. Attending the Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you will need to request a proxy from the bank or broker and bring it with you to vote at the meeting. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting of Stockholders and at any adjournment thereof in the manner specified.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum. If a broker that is a record holder of common stock does not return a signed proxy, the shares of common stock represented by such proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of common stock does return a signed proxy, but is not authorized to vote on one or more matters (with respect to each such matter, a “broker non-vote”), the shares of common stock represented by such proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum. A broker that is a member of the New York Stock Exchange is prohibited, unless the stockholder provides the broker with written instructions, from giving a proxy on non-routine matters. Consequently, your brokerage firm or other nominee will have discretionary authority to vote your shares with respect to routine matters but may not vote your shares with respect to non-routine matters.

The routine matters included in this proxy statement are:

●	Proposal No. 3: the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016; and

●	Proposal No. 5: the approval and adoption of an amendment to the Company’s Amended and Restated Certificate of

Incorporation to increase the number of authorized shares of capital stock of the Company from 203,000,000 shares to 303,000,000 shares in order to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 200,000,000 shares to 300,000,000 shares.

The non-routine matters included in this proxy statement are:

●

Proposal No. 1: the election of Robert F. Apple, Thomas J. Garrity and Dr. Jacques Gonella as Class III directors of the Company’s Board of Directors each for a term of three years and until his successor is duly elected and qualified;

●	Proposal No. 2: the approval of a non-binding, advisory vote for our named executive officer compensation as disclosed in this proxy statement; and
●	Proposal No. 4: the approval and adoption an amendment and restatement of the Company’s 2008 Equity Compensation Plan.

Assuming a quorum is present:

●

a plurality of the votes cast by stockholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting will be required to elect Robert F. Apple, Thomas J. Garrity and Dr. Jacques Gonella as Class III director of the Board of Directors of the Company.

●	the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to:
●	approve, on an advisory basis, our named executive officer compensation as disclosed in our proxy statement;
●	ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016; and
●	approve the amendment and restatement of the Company’s 2008 Equity Compensation Plan.

●

the affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting will be required to approve and adopt the amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) to increase the number of authorized shares of capital stock of the Company from 203,000,000 shares to 303,000,000 shares in order to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 200,000,000 shares to 300,000,000 shares.

For each of these proposals, other than the proposal to amend the Company’s Certificate, abstentions, withheld votes and broker non-votes will have no effect on the outcome of the vote. For the proposal to amend the Company’s Certificate, abstentions will have the same effect on the outcome of the vote as votes cast against the amendment of the Company’s Certificate.

The shares of common stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares represented by that proxy will be voted “FOR” the nominees for election as directors named under the caption “Election of Directors,” “FOR” the approval, on an advisory basis, of the executive compensation for our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement, “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016, “FOR” the approval of the amendment and restatement of the Company’s 2008 Equity Compensation Plan and “FOR” the approval and adoption of the amendment of the Company’s Certificate. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Proposal No. 1

ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that constitute the Board of Directors shall be fixed from time to time by the Board of Directors, and our Certificate provides that directors shall be divided into three classes of as nearly equal size as possible. The Board of Directors has set the number of directors at seven. The members of each class are elected to serve a three-year term and until his or her successor is duly elected and qualified, and the terms of each class are staggered. Following the recommendation for nomination by our Governance and Nominating Committee, the Board of Directors has nominated the persons named below for election as Class III directors.

The accompanying proxy will be voted in favor of the election of the following nominees for director, unless the stockholder giving the proxy indicates to the contrary on the proxy. The nominees have agreed to stand for election at the Annual Meeting and to serve if elected. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.

The following table provides class information about each of our seven directors, including our three director nominees as of the date of this proxy statement.

Name	Class	Term Expiry
Robert F. Apple	III	2019 Annual Meeting of Stockholders
Thomas J. Garrity	III	2019 Annual Meeting of Stockholders
Jacques Gonella, Ph.D.	III	2019 Annual Meeting of Stockholders

Leonard S. Jacob, M.D., Ph.D.	I	2017 Annual Meeting of Stockholders
Marvin Samson	I	2017 Annual Meeting of Stockholders

Anton Gueth	II	2018 Annual Meeting of Stockholders
Robert P. Roche, Jr.	II	2018 Annual Meeting of Stockholders

Nominees for Class III Directors for a term continuing until the 2019 Annual Meeting of Stockholders

Robert F. Apple	Age 49

Mr. Apple was promoted to President and Chief Executive Officer in January 2016 and was appointed to the Board of Directors in March 2016. Mr. Apple joined the Company in February 2006 as Senior Vice President, Chief Financial Officer and Corporate Secretary and in 2009 was promoted to the position of Executive Vice President, Chief Financial Officer and President of the Parenteral Products Division. In September 2014, Mr. Apple was promoted to the position of Executive Vice President, Chief Operating Officer of the Company. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to May 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University and is a CPA. Mr. Apple also serves on the Board of Directors of Kerathin, LLC, a private medical device company in the podiatry field.

Mr. Apple’s knowledge of our Company, by virtue of his services as President and Chief Executive Officer, enables him to provide valuable insight into our operations and personnel. His long career in the life sciences industry and at the Company enables him to assist the Board of Directors in addressing many important issues. Moreover, his executive experience in the private sector enables him to contribute meaningfully to the Board of Directors in considering a variety of operational and financial matters.

Thomas J. Garrity	Age 67

Mr. Garrity joined the Board of Directors in October 2003 and serves as Chairman of our Audit Committee and as a member of our Governance and Nominating Committee. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions. Mr. Garrity holds a B.S. degree from the Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago. Since 2002 he has served as a private investor and consultant.

Mr. Garrity’s long executive experience in the pharmaceutical arena and additional extensive experience in leadership positions in pharmaceutical companies enable him to assist the Board of Directors in assessing government regulatory considerations and other matters facing the pharmaceutical industry and the companies operating therein. In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

Jacques Gonella, Ph.D.	Age 74

Dr. Gonella has served on the Board of Directors since 2001 and served as the Chairman of the Board of Directors from January 2001 to October 2008. He served as a member of our Governance and Nominating Committee until February 2015. Dr. Gonella was the founder of Permatec (a Swiss company that was merged with Medi-Ject, Inc. to form Antares Pharma, Inc.) and had served as the Chairman of the Board of Directors of Permatec since its founding in June 1997. Prior to founding Permatec, Dr. Gonella founded JAGO Pharma AG in 1983 and served as its President and Chief Executive Officer until its acquisition in May 1996 by SkyePharma, PLC, a United Kingdom company listed on the London Stock Exchange and quoted on NASDAQ. Prior to the founding of JAGO, Dr. Gonella occupied various positions with F. Hoffman-La Roche Ltd. and Pfizer Inc. He previously served as a member of the Board of Directors of Protherics PLC, London and he currently serves on the Board of Directors of several private companies. He is a private investor and is currently proprietor of NobleHouse Consulting Ltd., Hong Kong. Dr. Gonella holds a doctorate in analytical chemistry from the Polytechnic Institute of Lausanne, Switzerland.

Dr. Gonella’s experience in, and knowledge concerning, public companies and his extensive corporate and board experience in the pharmaceutical industry provides valuable insights into our corporate governance and operations. Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations. Further, Dr. Gonella’s intimate knowledge of the Company, by virtue of his lengthy service on the Board of Directors, enables him to provide valuable insight regarding our operations.

Class I Directors whose term continues until the 2017 Annual Meeting of Stockholders

Leonard S. Jacob, M.D., Ph.D.	Age 67

Dr. Jacob has served as the Chairman of the Board of Directors since October 2008. Dr. Jacob joined the Board of Directors in January 2007 and is the Chairman of our Governance and Nominating Committee and is a member of our Compensation Committee. In 2006, Dr. Jacob was named Chairman of the Board of Bradley Pharmaceuticals which was subsequently acquired by Nycomed. He founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989, Dr. Jacob co-founded Maganin Pharmaceuticals and served as its Chief Operating Officer until 1996. From 1980 to 1989, Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University School of Medicine and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob currently serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry. He also serves on the Board of Directors of QuiqMeds, a private digital drug dispensing company, the Board of Overseers for Temple University School of Medicine, the Board of Trustees of the University of the Sciences in Philadelphia. Dr. Jacob was a founding Director of the Jacob Internet fund, a public mutual fund where he served from 1999 to 2010.

Dr. Jacob’s experience on, and knowledge concerning, public company directorships and his extensive executive experience provides valuable insights into our corporate governance. Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations. His background as a practicing physician allows him to provide the Board of Directors with a physician’s insight on matters facing the Company.

Marvin Samson	Age 74

Mr. Samson joined the Board of Directors in May 2013 and is a member of our Compensation Committee. He served as a member of our Governance and Nominating Committee until February 2015. Mr. Samson is an expert in injectable manufacturing and delivery systems. He was formerly Group Vice President - Worldwide Injectables of Teva Pharmaceutical Industries, Ltd., previously having served as CEO and a member of the Board of Directors of Sicor. He was a founder and CEO of Elkins-Sinn, Inc. (now a division of Hikma) and Marsam Pharmaceuticals. He is the founder and CEO of Samson Medical Technologies, a privately held company providing hospital and alternate site pharmacists with injectable drug delivery systems and programs. Mr. Samson is Chairman of The University of Sciences Board of Trustees and serves on the Board of Directors of Flynn Pharma. Mr. Samson has served as a director of Circassia Pharmaceuticals, plc, a specialty biopharmaceutical company public in the United Kingdom, since December 2015. Mr. Samson has served as a director of NanoPass Technologies Ltd., a private company focused on intradermal delivery solutions for vaccines and immunotherapies, since July 2012. Mr. Samson served as Chairman of the Board of Directors of JHP Pharma until February 2014 and as Chairman of the Board and CEO of Qualitest Pharmaceuticals prior to its purchase by Endo Pharmaceuticals in late 2010. Mr. Samson was a Director of Emcure Pharmaceuticals, Ltd. and was formerly a Director of Baxa Corporation where he served on the audit and compensation committees. Mr. Samson is also a Trustee of three non-profit organizations, Virtua Health, The Franklin Institute and Cooper Medical School of Rowan University. Mr. Samson is the holder of five U.S. patents pertaining to pharmaceutical manufacturing. Mr. Samson graduated from Temple University with a B.S. in Chemistry.

Mr. Samson’s extensive pharmaceutical industry experience and his expertise in injectable manufacturing and delivery systems enables him to provide valuable insight on the Company’s products and strategy.

Class II Directors whose term continues until the 2018 Annual Meeting of Stockholders

Anton G. Gueth	Age 59

Mr. Gueth joined the Board of Directors in October 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee and our Governance and Nominating Committee. Since 2003 Mr. Gueth has served as President of Gueth Consulting LLC, which focuses on business development and alliance management in the pharmaceutical industry. He was previously a Managing Director of Burrill Securities, a merchant bank specialized in the health care field, and since 2014 has been serving as Managing Director of EVOLUTION Life Science Partners, an advisory firm specialized on investment banking activities in the healthcare sector. Mr. Gueth was a member of the board of Navidea Biopharmaceuticals, Inc. for the period June 2015 to March 2016 and a member of the board of Spectrum Pharmaceuticals, Inc. for the period July 2012 to June 2013. His career includes nearly 19 years with Eli Lilly and Company (“Lilly”), most recently as director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth has served as a director of Sepropharm International, a specialty pharmaceuticals company, since October 2015. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University. He is a director of the American Liver Foundation, Northern California Chapter.

Mr. Gueth’s extensive financial experience provides valuable insights to both the Audit Committee and the Board of Directors. In addition, his experience as a consultant specializing in the health care field enables him to share with the Board of Directors considerable knowledge regarding healthcare and pharmaceutical industry trends in business development and alliance management with regards to Antares Pharma partners.

Robert P. Roche, Jr.	Age 60

Mr. Roche joined the Board of Directors in July 2013 and is a member of our Audit Committee. He served as a member of our Governance and Nominating Committee until February 2015. He is the founding member of Robert Roche Associates LLC, a consulting firm providing guidance to the pharmaceutical and healthcare industries. He created this firm upon his retirement from Cephalon Inc. in February 2010. He joined Cephalon in January 1995 as the Vice President of Sales and Marketing and was named Executive Vice President, Worldwide Pharmaceutical Operations of Cephalon in 2005. Before joining Cephalon, Mr. Roche served as Director and Vice President, Worldwide Strategic Product Development, for SmithKline Beecham’s central nervous system and gastrointestinal products business. He also was managing director of SmithKline’s pharmaceutical operations in the Philippines. Prior to that, he held senior marketing positions in Canada and Spain and had product planning responsibilities for SmithKline in Latin America. Mr. Roche began his pharmaceutical career in 1982 with SmithKline & French as a U.S. pharmaceutical sales representative. Mr. Roche is a member of the Board of Directors of Aratana Therapeutics, Inc. of Kansas City, Kansas, a publicly traded pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals. He formerly served as a Director of LifeCell Inc. until its acquisition in 2008, EKR Therapeutics until its acquisition in 2012, Civitas Therapeutics, Inc. until its acquisition in 2014, and NuPathe Inc. until its acquisition in 2014. He also serves on the Boards of Bryn Mawr Hospital and Westtown School. He is a graduate of Colgate University and earned an MBA from The Wharton School at the University of Pennsylvania.

Mr. Roche’s experience in multiple global pharmaceutical companies and his success in commercial operations and product launches will enable him to assist the Board of Directors in addressing many important issues, including the launch of new products.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a plurality of votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect the three nominees. That means the nominee will be elected if he receives more affirmative votes than any other nominee.

The Board of Directors unanimously recommends votes FOR the election of Robert F. Apple, Thomas J. Garrity and Dr. Jacques Gonella.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board of Directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board of Directors and specify criteria to assist the Board of Directors in determining Director independence. These criteria supplement the listing standards of the NASDAQ and the regulations of the SEC. Our Code of Business Conduct and Ethics sets forth rules of conduct that apply to all of our directors, officers and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.antarespharma.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning Antares Pharma, Inc., 100 Princeton South, Suite 300, Ewing, New Jersey 08628. (Telephone Number: 609-359-3020). With respect to any amendments or waivers of the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, principal accounting officer or controller, or persons performing similar functions) we intend to either post such amendments or waivers on our website, www.antarespharma.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Board Independence

The Board of Directors has determined that Dr. Jacob, Dr. Gonella, and Messrs. Garrity, Gueth, Roche and Samson are “independent” as defined under the listing standards of NASDAQ. The Board of Directors believes that the NASDAQ independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and uses these requirements in assessing the independence of each of its members.

Meetings and Committees of the Board of Directors

The Board of Directors met seven times during 2015. The Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During 2015, all of our current directors attended at least 75% of the aggregate number of meetings of the Board of Directors and 75% of the Committees on which they served. Our directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year, all of our directors then serving attended the 2015 Annual Meeting of Stockholder.

Board Committees. Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

Audit Committee

Messrs. Garrity, Gueth and Roche serve on the Audit Committee with Mr. Garrity acting as Chairman. The Audit Committee met, either telephonically or in person, ten times during 2015. The Audit Committee engages our independent registered public accounting firm, reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors. The Board of Directors has determined that Mr. Garrity meets the requirements of an “audit committee financial expert,” as that term is defined by the SEC. Additionally, the Board of Directors has determined that each of the members of our Audit Committee is “independent” within the meaning of the applicable NASDAQ listing standards and otherwise meet the financial statement proficiency requirements of the NASDAQ listing rules.

You can find a copy of our Audit Committee Charter by visiting our website at www.antarespharma.com and following the links to “ATRS Investor Information,” “Reports and Documents” and “Audit Committee Charter.”

Compensation Committee

Mr. Gueth, Dr. Jacob and Mr. Samson serve on the Compensation Committee with Mr. Gueth acting as Chairman. The Compensation Committee met, either telephonically or in person, five times during 2015. The Compensation Committee makes recommendations concerning executive salaries, incentive compensation for employees as well as employee benefits. The Board of Directors as a whole administers our 2008 Equity Compensation Plan (the “2008 Plan”). The Board of Directors appoints the Compensation Committee to perform all of the administrative functions for the 2008 Plan. All actions taken by the Compensation Committee for the 2008 Plan are reported to the Board of Directors. Additionally, the Board of Directors has determined that each of the members of our Compensation Committee is “independent” within the meaning of the applicable NASDAQ listing standards.

You can find a copy of our Compensation Committee Charter by visiting our website at www.antarespharma.com and following the links to “ATRS Investor Information,” “Reports and Documents” and “Compensation Committee Charter.”

Governance and Nominating Committee

Dr. Jacob, Dr. Gonella, and Messrs. Garrity, Gueth, Roche and Samson served on the Governance and Nominating Committee in 2015, with Dr. Jacob acting as Chairman. On February 9, 2015, the Governance and Nominating Committee made a determination that its members should be composed of the Chairman of the Board of Directors and the Chairman of each of the Audit Committee and the Compensation Committee of the Board of Directors. As a result, starting from February 10, 2015, Dr. Jacob, Messrs. Garrity and Gueth serve on the Governance and Nominating Committee, with Dr. Jacob acting as Chairman. The Governance and Nominating Committee met, either telephonically or in person, one time during 2015. The purpose of the Governance and Nominating Committee is:

●	to advise the Board of Directors regarding the membership and operations of the Board of Directors;
●

to identify individuals qualified to serve as members of the Board of Directors, to select, subject to ratification by the Board of Directors, the director nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors individuals to fill vacancies on the Board of Directors;

●

to recommend to the Board of Directors the responsibilities of each Board Committee, the structure and operation of each Board Committee, and the director nominees for assignment to each Board Committee;

●	to oversee the Board of Director’s annual evaluation of its performance and the performance of other Board Committees; and
●	to develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company and to periodically review the guidelines.

Although no formal diversity policy is in place, in performance of its duties, the Governance and Nominating Committee believes that the backgrounds and qualifications of the Board of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board of Directors to fulfill its responsibilities. Therefore, the Governance and Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Governance and Nominating Committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity.

You can find a copy of our Governance and Nominating Committee Charter by visiting our website at www.antarespharma.com and following the links to “ATRS Investor Information,” “Reports and Documents” and “Governance and Nominating Committee Charter.”

Director Nominations

In connection with our proxy solicitation relating to our Annual Meeting of Stockholders, the Board of Directors recommends a slate of director nominees for election by our stockholders. In addition, the Board of Directors fills vacancies on the Board of Directors when necessary or appropriate. The Board of Directors’ recommendations or determinations are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual nominee, taking into account the criteria described below and other factors, including the requirements for Board Committee membership. The Board of Directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. The Board of Directors also seeks members from diverse backgrounds so that the Board of Directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based on contributions that they can make to us. In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors and Committees of the Board of Directors on which the director served. Our Board of Directors considers recommendations for nominations from a wide variety of sources, including members of our Board of Directors, business contacts, our legal counsel, community leaders and members of our management.

The Board of Directors will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors for election, other than by the Board of Directors, are set forth in the Bylaws and our Corporate Governance Guidelines. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company (the “Secretary”) at the Company’s principal office. To be timely, a stockholder’s notice of such nominations shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, the Board of Directors does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.

Board Role in Risk Oversight

The Board of Directors regularly and continually receives information intended to apprise the Board of Directors of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. Oversight of risk is an evolving process in which management continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization. The Board of Directors actively encourages management to continue to drive this evolution. While the Board of Directors has responsibility for oversight of the Company’s risk management practices, the Audit, Compensation and Governance and Nominating Committees of the Board of Directors also have risk management oversight responsibilities. In particular, the Audit Committee focuses on financial risk, including internal controls. The Audit Committee receives, reviews and discusses regular reports from management concerning risk assessment and risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected.

In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that are consistent with the Company’s long term business strategy and objectives, but do not encourage our officers and employees to take unnecessary or excessive risks in performing their duties. To meet its obligations under the SEC’s Enhanced Disclosure Rules, the Company undertook a process to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company. We concluded that it is not likely that our compensation policies will have such an effect. The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

Director Continuing Education

Our directors are encouraged to attend educational programs provided by various universities, stock exchanges and other regulatory agencies to assist our directors in maintaining or enhancing their skills and abilities as directors and to update their knowledge and understanding of the pharmaceutical, medical device and biopharma industries and the regulatory environment in which Antares operates and to which it is subject.

Board Leadership Structure

The Chairman of the Board of Directors is an independent director. The Company and the Board of Directors believe that the oversight function of the Board of Directors is enhanced when an independent director, serving as Chairman, is in a position to set the agenda for, and preside over, meetings of the Board of Directors. We also believe that our leadership structure enhances the active participation of our independent directors.

Communicating with our Board of Directors

You may communicate in writing with any or all of our directors via U.S. mail. Mail should be addressed to Antares Pharma, Inc., c/o Corporate Secretary, 100 Princeton South, Suite 300, Ewing, New Jersey 08628. Our Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.

Compensation of Directors

The Company’s non-employee directors are compensated in accordance with a fee schedule that is approved by the Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chair, and committee members. In order to determine the Board of Directors compensation framework for 2015, the Compensation Committee reviewed comparative market composite data about director compensation practices of pharmaceutical, medical device and biopharma companies similar to Antares derived from a peer group of 14 public companies developed by Pearl Meyer & Partners, LLC, or Pearl Meyer, our independent compensation consultant.

Each director, other than the Board Chairman, is entitled to receive compensation in accordance with the following:

● Annual Cash Retainer:	$45,000
● Annual Non-Qualified Stock Option Grant:	$110,000

Members of our Committees, other than the Chairpersons, receive the following additional compensation:

● Audit Committee:	$12,000
● Compensation Committee:	$10,000
● Governance and Nominating Committee:	$0

The Chairpersons of our Committees receive the following additional compensation:

● Audit Committee:	$25,000
● Compensation Committee:	$17,000
● Governance and Nominating Committee:	$7,500

Our Board Chairman’s compensation for his role as Chairman is as follows:

● Annual Cash Retainer:	$90,000
● Annual Non-Qualified Stock Option Grant:	$220,000

No additional payments are earned for each Board or Committee meeting. New directors receive a one-time stock option grant to purchase 20,000 shares of our common stock.

Additionally, we reimburse all non-employee directors for their reasonable out-of-pocket travel expenses incurred in attending meetings of our Board of Directors or any committees of the Board of Directors.

Our non-employee directors are also covered by Antares’ directors and officer insurance, and each of our directors and executive officers is a party to an indemnification agreement with us. The indemnification agreements require us to hold harmless and to indemnify each indemnitee to the fullest extent authorized or permitted by the Delaware General Corporation Law, our Certificate and our Bylaws, subject to specified limitations. The indemnification agreements also provide for the advancement of reasonable litigation expenses to an indemnitee, subject to the requirement that the indemnitee reimburse Antares for such expenses if it is ultimately determined that the indemnitee is not entitled to such indemnification.

Annually, the directors can elect to take restricted stock or options in lieu of the cash compensation. The number of restricted shares of common stock issued would be based on the market value of the stock and the number of shares of common stock subject to options granted would be determined based on a valuation using a Black-Scholes calculation. All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its Committees.

The following table provides information regarding director compensation in 2015, which reflects the standard compensation described above. The table does not include compensation for reimbursement of travel expenses related to attending Board and Committee meetings.

Director Compensation – 2015

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Thomas J. Garrity	$70,000	$-	$110,000	$-	$-	$-	$180,000
Jacques Gonella, Ph.D.	45,000	-	110,000	-	-	-	155,000
Anton G. Gueth	74,000	-	110,000	-	-	-	184,000
Leonard S. Jacob, M.D., Ph.D.	107,500	-	220,000	-	-	-	327,500
Marvin Samson	55,000	-	110,000	-	-	-	165,000
Robert P. Roche, Jr.	57,000	-	110,000	-	-	-	167,000

(1)

The amounts shown for option awards relate to shares granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the option awards, computed in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The assumptions used in determining the amounts for option awards are set forth in note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. At December 31, 2015, the directors held options to purchase an aggregate of 2,411,072 shares of common stock. The options vest in quarterly installments over one year.

Compensation Committee Interlocks and Insider Participation

During 2015, Mr. Gueth, Dr. Jacob and Mr. Samson served on the Compensation Committee. None of the members of the Compensation Committee has been our officer or employee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the proxy rules under the Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with a non-binding, advisory vote to approve the named executive officer compensation as described in this proxy statement (sometimes referred to as “Say on Pay”).

Accordingly, the following resolution is being presented by the Board of Directors at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

During fiscal year 2015, we made significant progress toward achieving our strategic goals and objectives. Most notably, we achieved the following:

●

Received approval from the U.S. Food and Drug Administration (“FDA”) for Vibex® Sumatriptan, the Company’s first Abbreviated New Drug Application approval for a complex generic. We also commenced production tooling for the device.

●	Reported record revenue of $45.7 million for the full year which represented a 72% increase over the prior year.
●	Successfully negotiated a settlement with a third party to eliminate all litigation between the companies, resulting in cross-licenses to each other’s technology.
●

Completed the data base lock for the Phase 3 clinical trial for QuickShot® Testosterone (QS T) administered subcutaneously once each week to adult males with hypogonadism in preparation for submission of a New Drug Application (“NDA”) for QS T to the FDA.

●	Enrolled the first patients in a double-blind, multiple-dose, 26-week safety and pharmacokinetic study of QS T to further support our anticipated NDA.

Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2015 in determining named executive officer compensation for 2015, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies. In addition, the Compensation Committee considered the significant support from our stockholders with respect to the compensation of our named executive officers from the prior year, with approximately 96% of stockholder votes cast in favor of our Say on Pay resolution approved at our May 2015 Annual Meeting of Stockholders.

As described in detail under our Compensation Discussion and Analysis on pages 33 through 45 of this proxy statement, our executive compensation programs are designed to motivate our executives to achieve our primary goals of developing and commercializing novel injectable therapeutic products using our advanced device delivery systems for improved safety and efficacy, reduced side effects, and enhanced patient comfort and adherence and providing our stockholders with a long-term, positive return on their investment. Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements. In the Compensation Discussion and Analysis, we have provided stockholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered.

We believe that our executive compensation program, with its balance of short-term and long-term incentives and performance based grants, reward sustained performance that is aligned with long-term stockholder interests. We are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Stockholders are encouraged to read the

Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board of Directors believes that the executive compensation as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to approve the advisory resolution on executive compensation.

The Board of Directors unanimously recommends that you vote FOR the approval, on a non-binding advisory basis, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Proposal No. 3

RATIFICATION OF SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the Annual Meeting of Stockholders, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016. KPMG LLP has audited our financial statements since 1995.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders to make a statement, if they so desire, and to respond to appropriate questions.

Neither our Bylaws nor any other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our stockholders.

Audit Fees

Aggregate fees billed to the Company by KPMG LLP during 2015 and 2014 for professional services rendered in connection with the audit of the Company’s annual financial statements, review of the financial statements included in the Company’s quarterly reports, a comfort letter provided for the May 2015 prospectus and consents provided for the Company’s S-3 and S-8 registrations statement filings totaled $474,000 and $336,300, respectively.

Audit-Related Fees

There were no fees billed to the Company by KPMG LLP during 2015 or 2014 for audit-related services.

Tax Fees

Aggregate fees billed to the Company by KPMG LLP during 2015 and 2014 for professional services rendered in connection with tax compliance, tax advice and tax planning totaled $28,800 and $25,850, respectively.

All Other Fees

There were no other fees billed to the Company by KPMG LLP in 2015 and 2014.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:

•	bookkeeping or other services relating to the accounting records or financial statements,
•	financial information systems design and implementation,
•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,
•	actuarial services,
•	internal audit outsourcing services,
•	management functions,
•	human resource services,
•	broker-dealer, investment advisor or investment banking services,
•	legal services, and
•	expert services unrelated to the audit.

The policy requires pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm and pre-approves these services, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of these categories also require specific pre-approval from the Audit Committee.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report(s) to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2015, 100% of all services provided by our principal accounting firm were pre-approved by the Audit Committee or one or more of its members.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to ratify the selection of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2016.

Proposal No. 4

TO APPROVE AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S

2008 EQUITY COMPENSATION PLAN

Antares currently maintains the Antares Pharma, Inc. 2008 Equity Compensation Plan (the “2008 Plan”), which was originally effective May 14, 2008 upon the approval by the stockholders of the Company. As of such date, the Company’s 1993 Stock Option Plan (the “1993 Plan”), 1996 Stock Option Plan (the “1996 Plan”), Amended and Restated 2001 Stock Option Plan (the “2001 Plan”), Amended and Restated 2001 Incentive Stock Option Plan for Employees (the “2001 Employees Plan”), and 2006 Equity Incentive Plan (the “2006 Plan”) (the 1993 Plan, 1996 Plan, 2001 Plan, 2001 Employees Plan and 2006 Plan collectively, the “Prior Plans”) were merged with and into the 2008 Plan. On February 11, 2016, the Board of Directors adopted, subject to stockholder approval, an amendment and restatement of the 2008 Plan (the “Amended Plan”).

Stockholder approval of the Amended Plan is being sought in order to (i) meet the NASDAQ listing requirements, (ii) permit (but not require) certain awards under the Amended Plan to qualify for an exemption from the $1 million deduction limit under section 162(m) of the Internal Revenue Code (see discussion of “Federal Income Tax Consequences of the Amended Plan” below), and (iii) in order for incentive stock options to meet the requirements of the Internal Revenue Code (the “Code”).

The principal changes made to the Amended Plan are to:

●

Increase the number of shares of common stock reserved for issuance by an additional 11,200,000 shares. The number of shares reserved for issuance under the Amended Plan on or after June 2, 2016 will be equal to the sum of (i) 11,200,000 shares, plus (ii) the number of shares subject to outstanding awards under the 2008 Plan as of March 28, 2016 (10,454,067 shares), plus (iii) 1,512,701 shares, which is the number of shares available for issuance under the 2008 Plan as of March 28, 2016, subject to adjustments as described in the Amended Plan.

●

Provide that the aggregate maximum grant date value that may be subject to awards granted to any non-employee director under the Amended Plan during any calendar year, including any cash fees payable to such non-employee director during the calendar year, will not exceed $400,000 in total value.

●

Provide that for awards that are intended to satisfy the requirements of “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code, no employee may receive awards for more than 4,000,000 shares in any calendar year., subject to adjustments as described in the Amended Plan.

●

Impose a one year minimum vesting requirement for stock awards, stock units and other stock-based awards; provided that up to 5% of the shares initially reserved for issuance under the Amended Plan (subject to adjustments as described in the Amended Plan) may be granted under stock awards, stock units and other stock-based awards that are not subject to such minimum vesting requirement.

●

Provide that for dividends and dividend equivalents that are intended to satisfy the requirements of “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code, no employee may accrue in any calendar year with respect to performance awards granted to any individual employee dividends and dividend equivalents that exceed $1,000,000 in total value.

●	Provide for double trigger vesting in the event of a change of control.

●	Extend the term of the Amended Plan until June 2, 2026.

●	Make other administrative changes and changes to comply with current law and best practices.

The Amended Plan will enable the Company to continue its compensation program that is intended to attract, motivate and retain experienced, highly-qualified directors, employees, consultants and advisors of the Company who will contribute to the Company’s financial success, and will align the interests of the directors, employees, consultants and advisors of the Company with those of its stockholders through the ability to grant a variety of stock-based awards. If the stockholders approve the Amended Plan, awards granted under the Amended Plan will be governed by the terms of the Amended Plan. Awards previously granted under the 2008 Plan will continue to be governed by the terms of the 2008 Plan and the applicable award agreements, without giving effect to the amendments made pursuant to the Amended Plan.

Determination of Shares to be Available for Issuance

Currently, the maximum aggregate number of shares that may be issued under the 2008 Plan is 21,000,000 shares. Based on the number of shares subject to outstanding grants under the 2008 Plan as of March 28, 2016, 1,512,701 shares remain available for grant under the 2008 Plan. The Board of Directors and its Compensation Committee believe that attracting and retaining employees, non-employee directors, and consultants and advisors of high quality has been and will continue to be essential to the Company’s growth and success. Consistent with this view, the Board of Directors and its Compensation Committee believe that the number of shares available for issuance under the 2008 Plan is not sufficient for future grants in light of our compensation structure and strategy.

If this Proposal 4 is approved by the Company’s stockholders at the Annual Meeting, the maximum aggregate number of shares that may be issued on or after June 2, 2016 under the Amended Plan will be equal to the sum of (i) 11,200,000 shares, plus (ii) the number of shares subject to outstanding awards under the 2008 Plan as of March 28, 2016 (10,454,067 shares), plus (iii) 1,512,701 shares, which is the number of shares available for issuance under the 2008 Plan as of March 28, 2016, subject to adjustments as described in the Amended Plan and summarized below.

When deciding on the number of shares to be available for awards under the Amended Plan, the Board of Directors considered a number of factors, including the number of shares currently available under the 2008 Plan, the Company’s past share usage (“burn rate”), the number of shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, the current and future accounting expenses associated with the Company’s equity award practices, and input from the Company’s stockholders and stockholder advisory firms.

Dilution Analysis

As of March 28, 2016, the Company’s capital structure consisted of 154,927,660 shares of common stock outstanding. As described above, 1,512,701 shares remain available for grant of awards under the 2008 Plan as of March 28, 2016, so the proposed share authorization is a request for 11,200,000 additional shares to be available for awards under the Amended Plan. The table below shows our potential dilution (referred to as “overhang”) levels based on our fully diluted shares of common stock and our request for 11,200,000 additional shares to be available for awards under the Amended Plan. The additional 11,200,000 shares represent 6.29% of fully diluted shares of Company common stock, including all shares that will be authorized under the Amended Plan, as described in the table below. The Board of Directors believes that the increase in shares of common stock under the Amended Plan represents a reasonable amount of potential equity dilution, which will allow the Company to continue granting equity awards, which is an important component of the Company’s equity compensation program.

Potential Overhang with 11,200,000 Additional Shares

Stock Options Outstanding as of March 28, 2016	9,089,499

Weighted Average Exercise Price of Stock Options Outstanding as of March 28, 2016	$2.17
Weighted Average Remaining Term of Stock Options Outstanding as of March 28, 2016	6.9 years
Outstanding Restricted Stock and Stock Units as of March 28, 2016	1,364,568
Total Equity Awards Outstanding as of March 28, 2016	10,454,067
Shares Available for Grant under the 2008 Plan as of March 28, 2016	1,512,701
Additional Shares Requested	11,200,000
Total Potential Overhang under the Amended Plan	23,166,768
Shares of Common Stock Outstanding as of March 28, 2016	154,927,660
Potential Dilution as a Percentage of Shares of Common Stock Outstanding	14.95%
Fully Diluted Shares of Common Stock	178,094,428
Potential Dilution as a Percentage of Fully Diluted Shares of Common Stock	13.01%

The Fully Diluted Shares of Common Stock in the foregoing table consist of the Shares of Common Stock Outstanding as of March 28, 2016 plus the Total Potential Overhang under the Amended Plan. Outstanding performance-based stock units are measured at target and included as Outstanding Restricted Stock and Stock Units in the foregoing table. Performance-based stock units can be paid at 0% to 150% of target.

Based on our current equity award practices, the Board of Directors estimates that the authorized shares under the Amended Plan may be sufficient to provide us with an opportunity to grant equity awards for approximately three years, in amounts determined appropriate by the Committee, which will administer the Amended Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of our common stock, the mix of cash, options and other awards provided as incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

The Board of Directors believes that the current number of shares that may be issued under the 2008 Plan is not sufficient in light of our compensation structure and strategy. The Board of Directors has concluded that our ability to attract, retain and motivate top quality employees, non-employee directors, and consultants and advisors is important to our success and would be enhanced by our continued ability to make grants under the Amended Plan. In addition, the Board of Directors believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, non-employee directors and consultants and advisors the opportunity to acquire or increase their proprietary interests in us. The Board of Directors believes that an increase in the maximum number of shares that may be issued under the Amended Plan will ensure that we continue to have a sufficient number of shares with which to achieve our compensation strategy. The material terms of the Amended Plan are summarized below. A copy of the full text of the Amended Plan is attached to this proxy statement as Exhibit A. This summary of the Amended Plan is not intended to be a complete description of the Amended Plan and is qualified in its entirety by the actual text of the Amended Plan to which reference is made.

Material Features of the Amended Plan

General.    The Amended Plan provides that grants may be made in any of the following forms:

●	Incentive stock options
●	Nonqualified stock options
●	Stock units
●	Stock awards

●	Stock appreciation rights (“SARs”)
●	Dividend equivalents
●	Other stock-based awards

Shares Subject to the Amended Plan.    The number of shares reserved for issuance under the Amended Plan on or after June 2, 2016 will be equal to the sum of (i) 11,200,000 shares, plus (ii) the number of shares subject to outstanding awards under the 2008 Plan as of March 28, 2016 (10,454,067 shares), plus (iii) 1,512,701 shares, which is the number of shares available for issuance under the 2008 Plan as of March 28, 2016, subject to adjustments as described in the Amended Plan. All of the authorized shares may be granted as incentive stock options.

The Amended Plan provides that the maximum aggregate number of shares of common stock with respect to which grants intended to satisfy the requirements of qualified performance-based compensation under section 162(m) of the Internal Revenue Code may be made to any employee during any calendar year is 4,000,000 shares, subject to adjustment in certain circumstances as described below. With respect to dividends and dividend equivalents intended to satisfy the requirements of qualified performance-based compensation under section 162(m) of the Internal Revenue Code, no employee may accrue more than $1,000,000 of such dividends and dividend equivalents during any calendar year. The maximum grant date value of shares subject to awards granted to any non-employee director during any one calendar year, taken together with any cash fees payable to such non-employee director for services rendered during the calendar year, will not exceed $400,000 in total value.

Shares issued or transferred under the Amended Plan may be authorized but unissued shares or reacquired shares, including shares purchased on the open market. In the event of our acquisition of any company, outstanding equity grants with respect to stock of the acquired company may be assumed or replaced with awards under the Amended Plan. Outstanding awards that are assumed or replaced by awards under the Amended Plan in connection with an acquisition, referred to as Substitute Grants, will not reduce the Amended Plan’s aggregate share limit. The terms of any such Substitute Grant will be determined by the Committee and may include exercise prices or base prices that are different from those otherwise described in the Amended Plan. If the Company assumes a shareholder approved equity plan from an acquired company, any shares of common stock available under the assumed plan (after appropriate adjustments, as required to reflect the transaction) may be issued pursuant to awards under the Amended Plan and will not reduce the Amended Plan’s aggregate share limit.

If and to the extent options and SARs granted under the Amended Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards (including stock awards granted under the Prior Plans), stock units, or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Amended Plan. Shares of common stock tendered, withheld or surrendered in payment of the exercise price of an option, or withheld for payment of taxes, shall not be available for re-issuance under the Amended Plan. Upon the exercise of an option through a net exercise procedure, or upon the exercise of a SAR, both for purposes of calculating the number of shares remaining available for issuance under the Amended Plan and the number of shares remaining available for exercise under such option or SAR, the number of such shares shall be reduced by the gross number of shares for which the option or SAR is exercised and without regard to any cash settlement of a SAR. Except as provided with respect to cash settlement of SARs, to the extent that any grants are paid in cash and not in shares of common stock, any shares previously subject to such grants shall again be available for issuance or transfer under the Amended Plan and shall not count against the share limits for purposes of shares available under the Amended Plan. If shares are repurchased by the Company on the open market with the proceeds of the exercise price of stock options, such shares will not again be made available for issuance under the Amended Plan.

Administration.    The Amended Plan is administered and interpreted by the Compensation Committee (the “Committee”). However, the Board of Directors approves and administers all grants made to non-employee directors. References to the Committee include the Board of Directors where appropriate. The Committee may delegate authority to administer the Amended Plan to one or more subcommittees, officers or members of management, or to one or more agents such administrative duties, as it deems appropriate; provided that such delegation does not adversely affect the exemption provided by Rule 16b-3 of the Exchange Act or prevent an award from qualifying as “qualified performance-based compensation” for purposes of section 162(m) of the Internal Revenue Code.

The Committee has the authority to (i) determine the individuals to whom grants will be made under the Amended Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the Amended Plan. The Committee presently consists of Anton G. Gueth, Leonard S. Jacob, M.D., Ph.D., and Marvin Samson, each of whom is a non-employee director of our Company.

Eligibility for Participation.    All of our employees and the employees of our subsidiaries, all of our non-employee directors, and consultants and advisors who perform services for us and our subsidiaries are eligible to receive grants under the Amended Plan. As of March 28, 2016, approximately 108 employees, 6 non-employee directors and 3 consultants and advisors are eligible to receive grants under the Amended Plan. The Committee is authorized to select the persons to receive grants from among those eligible and the Committee will determine the number of shares of common stock that are subject to each grant.

Types of Awards.

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Internal Revenue Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Amended Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Amended Plan will be equal to or greater than the last reported sale price of the underlying shares of common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the last reported sale price of a share of common stock on the date of grant.

The Committee will determine the term of each option which shall not exceed ten years from the date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the terms and conditions of options, including when they become exercisable. The Committee may accelerate the exercisability of any options. The Committee will also determine under what circumstances a grantee may exercise an option after termination of employment or service. Generally, if a grantee ceases to be employed by, or provide service to, us for any reason other than disability, death, or termination for cause, the grantee’s options will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us. If a grantee ceases to be employed by, or provide service to, us on account of the grantee’s disability or death, the grantee’s options will terminate one year following the date on which the grantee ceases to be employed by, or provide service to, us. In each case described above, the Committee may specify a different option termination date, but in any event no later than the expiration of the option term. If a grantee ceases to be employed by, or provide service to, us on account of termination for cause, the grantee’s options will terminate immediately.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of common stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of common stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, (iv) through a net exercise procedure whereby a number of shares of common stock having a fair market value on the date of exercise equal to the aggregate exercise price of the option and/or withholding taxes are withheld and the remainder of the shares subject to such exercised option are delivered to the grantee, or (v) by such other method as the Committee may approve.

Stock Awards

The Committee may grant stock awards to anyone eligible to participate in the Amended Plan. The Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria as the Committee determines.

The Committee will determine the number of shares of common stock subject to the grant of stock awards and the other terms and conditions of the grant. Unless the Committee determines otherwise, a grantee will have the right to vote shares of common stock and to receive dividends paid on such shares during the restriction period. The Committee may determine that a grantee’s entitlement to dividends with respect to stock awards will be subject to the achievement of performance goals or other conditions. Any dividends paid on shares subject to stock awards that vest based on the achievement of performance goals will only be paid if and to the extent the underlying stock awards vest, as determined by the Committee.

Unless the Committee determines otherwise, if a grantee ceases to be employed by, or provide service to, us during the restriction period, or if other specified conditions are not met, then the grantee’s stock award will terminate as to all shares covered by the award as to which the restrictions have not lapsed, and those shares of common stock must be immediately returned to us.

Stock Units

The Committee may grant stock units to anyone eligible to participate in the Amended Plan. Each stock unit provides the grantee with the right to receive a share of common stock or an amount based on the value of a share of common stock at a future date. The Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee. If a stock unit becomes distributable, it will be paid to the grantee in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Committee. Unless the Committee determines otherwise, if a grantee ceases to be employed by, or provide service to, us before the stock units vest, or if other conditions are not met, the grantee’s stock units will be forfeited.

SARs

The Committee may grant SARs to anyone eligible to participate in the Amended Plan. SARs may be granted in connection with, or independently of, any option granted under the Amended Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of common stock on the date of exercise over the base amount for the SAR. Payment will be made in shares of common stock. The term of any SAR will not exceed ten years from the date of grant.

The base amount of each SAR will be determined by the Committee and will be equal to the per share exercise price of the related option or, if there is no related option, an amount that is at least equal to the last reported sale price of a share of common stock on the date of grant of the SAR. The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any SARs. SARs may only be exercised while the grantee is employed by, or providing service to, us and our subsidiaries or within a specified period of time after termination of employment or service, as determined by the Committee.

Dividend Equivalents

The Committee may grant dividend equivalents in connection with stock units or other stock-based awards. Dividend equivalents are payable in cash or shares of common stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents will be determined by the Committee. Any dividend equivalents granted in connection with stock units or other stock-based awards that are subject to specified performance goals will be payable only if and to the extent the underlying stock units or other stock-based awards are payable, as determined by the Committee.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Committee may grant other stock-based awards to anyone eligible to participate in the Amended Plan. These grants will be based on or measured by shares of common stock, and will be payable in cash, in shares of common stock, or in a combination of cash and shares of common stock. The terms and conditions for other stock-based awards will be determined by the Committee.

Qualified Performance-Based Compensation.    The Amended Plan permits the Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, other stock-based awards or dividend equivalents granted to employees under the Amended Plan, in order for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Internal Revenue Code (see “Federal Income Tax Consequences” below). Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions. The Committee may provide in the grant agreement that qualified performance-based grants will be payable or restrictions on such grants will lapse, in whole or part, in the event of the grantee’s death or disability during the performance period or under other circumstances consistent with Treasury regulations.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Internal Revenue Code, will be based on one or more of the following measures: stock price, total shareholder return, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, product development goals, regulatory goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

The Committee will not have the discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals. After the announcement of our financial results for the performance period, the Committee will certify and announce the results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of stock awards, stock units, other stock-based awards, dividends and dividend equivalents for the performance period will be forfeited or will not be made, as applicable.

Vesting Restrictions.    Stock awards, stock units and other stock-based awards granted under the Amended Plan shall vest over a period that is not less than one year from the date of grant; provided that up to 5% of the shares reserved for issuance under the Amended Plan (subject to adjustment as described below) may be granted under stock awards, stock units and other stock-based awards that are not subject to the minimum vesting period. The Committee retains the authority to accelerate vesting in connection with a grantee’s death or disability, or in the event of a change in control or certain other corporate transactions or events pursuant to which awards may be adjusted under the adjustment provisions of the Amended Plan (as described above), or in other circumstances as the Committee deems appropriate.

Deferrals.    The Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the Amended Plan. The Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions.    If there is any change in the number or kind of shares of common stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other unusual or infrequently occurring event affecting the outstanding shares of common stock as a class without our receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or payment by us of an extraordinary dividend or distribution, the maximum number of shares of common stock available for issuance under the Amended Plan, the maximum number of shares of common stock for which any individual may receive grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the Amended Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Amended Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change in control will apply. Any adjustments to outstanding grants shall be consistent with section 409A or 422 of the Internal Revenue Code, to the extent applicable.

Change of Control.    If a change of control occurs in which the Company is not the surviving corporation (or the Company survives only as a subsidiary of another corporation), unless the Committee determines otherwise, (i) all outstanding awards that are not exercised or paid at the time of the change of control will be assumed by, or replaced with awards that have comparable terms and value by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and (ii) any performance-based awards will be deemed earned at target level as of the date of the change of control with respect to all open performance periods, and will continue to be subject to time-based vesting following the change of control.

Unless the Committee determines otherwise or as provided in the applicable grant agreement, if a grantee’s employment is terminated by us without cause upon or within 12 months following the change of control, the grantee’s outstanding awards will become fully vested as of the date of termination.

In addition, the Committee, in its discretion, may take any of the following actions with respect to any or all outstanding awards, without the consent of any grantee:

●

Determine that (A) all outstanding options and SARs will automatically accelerate and become fully exercisable; (B) the restrictions and conditions on all outstanding stock awards will immediately lapse; and (C) all stock units, dividend equivalents and other stock-based awards will become fully vested and will be paid at their target value;

●

Require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of common stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;

●	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or
●

With respect to grantees holding stock units or other stock-based awards, the Committee may determine that such grantees shall receive one or more payments in settlement of such stock units or other stock-based awards.

Any such acceleration, surrender, termination or settlement will take place as of the date of the change of control or such other date as the Committee may specify. If the per share fair market value of our stock does not exceed the per share exercise price or base price, as applicable, we will not be required to make any payment to the grantee upon surrender of the stock option or SAR.

For purposes of the Amended Plan, a change of control will be deemed to have occurred if one of the following events occurs:

●

Any person becomes the beneficial owner of securities representing 50% or more of the voting power of our securities, provided that a change of control will not occur as a result of a transaction in which we become a subsidiary of another corporation and in which our stockholders, immediately prior to the transaction, will own shares representing more than 50% of the parent corporation;

●	Consummation of a merger or consolidation whereby our stockholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company;
●	A sale or other disposition of all or substantially all of our assets; or
●	A liquidation or dissolution of our Company.

Notwithstanding the foregoing, for any grants subject to section 409A of the Internal Revenue Code that will become payable upon a change of control, the transaction constituting a change of control must also constitute a “change in control event” for purposes of section 409A of the Internal Revenue Code.

Transferability of Grants.    Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Participants Outside of the United States.    If any individual who receives a grant under the Amended Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country.

No Repricing of Options.    We may not, without obtaining stockholder approval, (i) amend the terms of outstanding stock options or SARs to reduce the exercise price of such outstanding stock options or base price of such SARs, (ii) cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs or (iii) cancel outstanding stock options or SARs with an exercise price or base price, as applicable, above the current stock price in exchange for cash, other grants, our common stock or other securities, except in connection with a corporate transaction involving the Company (including a change of control). No stock options or SARs will be granted with automatic reload features.

Amendment and Termination of the Amended Plan.    The Board of Directors may amend or terminate the Amended Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The Amended Plan will terminate on June 2, 2026, unless the Amended Plan is terminated earlier by the Board of Directors or is extended by the Board of Directors with stockholder consent.

Stockholder Approval for Qualified Performance-Based Compensation.    If stock awards, stock units, other stock-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Internal Revenue Code, the Amended Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which our stockholders previously approved the Amended Plan. Stockholder approval of this proposal will constitute reapproval of the Plan for this purpose.

Clawback Policy. All grants made under the Plan are subject to applicable provisions of our company’s clawback or recoupment policy approved by the Board of Directors, as such policy may be in effect from time to time.

New Plan Benefits

No award has been or will be granted under the Amended Plan that is contingent upon approval of this proposal by our stockholders at the Annual Meeting. Grants under the Amended Plan are discretionary, so it is not currently possible to predict the number of shares of common stock that will be granted or who will receive grants under the Amended Plan after the Annual Meeting. The last reported sale price of a share of common stock on March 28, 2016 was $0.74 per share.

The table below shows, as to each of the Company’s named executive officers and the various indicated individuals and groups, the awards granted between January 1, 2015 and December 31, 2015.

Antares Pharma, Inc. 2008 Equity Compensation Plan

Name	Title	Stock Unit Awards(1)	Option Awards(2)
Robert F. Apple	Chief Executive Officer	284,588	384,286
James E. Fickenscher	Chief Financial Officer	190,432	203,241
Peter Graham, Esq.(3)	Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources and Secretary	0	125,000
Eamonn P. Hobbs	Former Chief Executive Officer	491,064	386,170
Jennifer Evans Stacey, Esq.	Senior Vice President, General Counsel, Human Resources and Secretary	140,478	189,550
All current executive officers as a group (3 persons)		475,020	712,527
All current directors who are not executive officers as a group (6 persons)		0	695,764
All employees, including current officers who are not executive officers, as a group (66 persons)		222,220	999,999

(1)  Represents time-based restricted stock units and performance-based stock units assuming they are earned at target. See the Grant of Plan Based Awards - 2015 table for details of the time-based restricted stock units and performance-based stock units granted to the named executive officers.

(2)  Represents the number of shares underlying stock options granted in 2015. See the Grant of Plan Based Awards – 2015 table for details of the options granted to the named executive officers. See the Director Compensation – 2015 table for details of the options granted to the non-employee directors.

(3)  Mr. Graham commenced employment in 2015 and was not eligible for time-based restricted stock units, performance-based stock units or stock options under the Company’s long-term incentive program. The shares underlying the option granted to him in 2015 represents the shares underlying his sign-on option grant.

Federal Income Tax Consequences of the Amended Plan

The federal income tax consequences of grants under the Amended Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Amended Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of common stock or payment of cash under the Amended Plan. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Internal Revenue Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Internal Revenue Code and the requirements of section 409A of the Internal Revenue Code are not satisfied.

Section 162(m) of the Internal Revenue Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the Amended Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the Amended Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Internal Revenue Code. While deductibility of executive compensation for federal income tax purposes is among the factors the Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit or require a grantee to satisfy our withholding obligation with respect to grants paid in shares of common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities, or such other amount as determined by the Committee.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to approve the amendment and restatement of the Company’s 2008 Equity Compensation Plan.

The Board of Directors unanimously recommends a vote FOR approval of the amendment and restatement of the Antares Pharma, Inc. 2008 Equity Compensation Plan.

Proposal No. 5

TO APPROVE AND ADOPT AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

CAPITAL STOCK OF THE COMPANY FROM 203,000,000 SHARES TO 303,000,000 SHARES IN ORDER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE,

OF THE COMPANY FROM 200,000,000 SHARES TO 300,000,000 SHARES

Background

The Board of Directors has unanimously approved, and recommended to the stockholders to approve and adopt, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of capital stock of the Company from 203,000,000 shares to 303,000,000 shares in order to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 200,000,000 shares to 300,000,000 shares. The Board of Directors has determined that this amendment is advisable and in the best interests of the Company and should be adopted by the stockholders. The Company is currently authorized to issue 3,000,000 shares of preferred stock, par value $0.01 per share, and the proposed amendment will not affect this authorization.

Reason for the Proposal

The proposed increase in the number of authorized shares of our common stock has been recommended by the Board of Directors to ensure that an adequate supply of authorized, unissued shares of common stock is available for general corporate needs and to provide the Board of Directors with the necessary flexibility to issue common stock in connection with acquisitions, merger transactions, financings, through public offerings or private placements, stock splits, stock dividends and equity compensation plans and arrangements, in each case without the expense and delay associated with obtaining stockholder approval of an amendment to the Company’s Certificate at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which our securities may then be listed. Moreover, pursuant to various agreements, the Company has agreed to reserve an amount of common stock issuable upon exercise of options and warrants. The Company expects that it may need to reserve additional shares of common stock in the future for similar purposes.

Of the 200,000,000 shares of common stock presently authorized to be issued under the Company’s Certificate, 154,927,660 shares were outstanding as of March 28, 2016 and up to 9,497,889 shares were reserved for issuance upon vesting of restricted stock and upon the exercise of outstanding options. Additionally, 956,178 shares of common stock may be granted to our executives under performance-based restricted stock unit awards.

The Board of Directors has determined that an increase in the number of authorized shares of common stock is in the best interest of the Company. In particular, the Board of Directors has contemplated that the Company could use the proposed additional shares of common stock:

●	to acquire and/or license proprietary rights to products;
●	to acquire and/or license proprietary rights to promising candidates for development into commercially successful pharmaceutical products and technologies;
●	to attract and retain the services of qualified persons to assist in the development of such pharmaceutical products and technologies;
●	in connection with any future equity or convertible debt financings of the Company; and
●	in connection with potential acquisitions or other investment opportunities.

When issued, any additional shares of common stock authorized by the amendment will have the same rights and privileges under our Certificate as the shares of common stock currently authorized and outstanding. Holders of common stock currently have no preemptive rights and, accordingly, stockholders would not have any preferential rights to purchase any of the additional shares of common stock when such shares are issued.

Except as disclosed above, the Company does not presently have any definitive plans, arrangements or understandings with respect to the issuance of any of the remaining newly authorized shares of common stock; however, as stated above, the proposed increase in the common stock the Company is authorized to issue has been recommended by the Board of Directors to ensure that an adequate supply of authorized, unissued shares of common stock is available for general corporate needs and to provide the Board of Directors with the necessary flexibility to issue common stock in connection with acquisitions, merger transactions or financings, through public offerings or private placements, stock splits, stock dividends and equity compensation plans and arrangements, in each case without the expense and delay associated with obtaining stockholder approval of an amendment to the Certificate at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which our securities may then be listed.

Although the Board of Directors has no present intention of issuing such additional shares for such purposes, the proposed increase in the number of authorized shares of our common stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such additional shares could be issued by the Board of Directors in a public or private sale, merger or similar transaction, increasing the number of outstanding shares of the Company’s capital stock and thereby diluting the equity interest and voting power of a party attempting to obtain control of the Company. The increase in the number of authorized shares of common stock has not, however, been proposed for an anti-takeover-related purpose and we have no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of our common stock. This Proposal No. 5 is not part of any plan by the Company to adopt a series of amendments to its Certificate or Bylaws so as to render the takeover of the Company more difficult. Moreover, we are not submitting this Proposal No. 5 to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on the Board of Directors.

The issuance of additional shares of common stock may furthermore, depending upon the circumstances under which such shares are issued, reduce existing stockholders’ equity per share and may reduce the percentage ownership of common stock by existing stockholders. It is not the present intention of the Board of Directors to seek stockholder approval prior to any issuance of shares of common stock that would become authorized by the amendment unless otherwise required by applicable law or by the rules of any stock exchange on which our securities may then be traded. Frequently, opportunities arise that require prompt action, and it is the belief of the Board of Directors that the delay associated with stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

Possible Anti-Takeover Effects of the Amendment

If this proposal is approved, the increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board of Directors will have the authority to issue the additional authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they would decrease the existing stockholders’ percentage equity ownership and voting power and, depending on the price at which they are issued, may have a dilutive effect on our earnings per share and book value per share. The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock that will result from the Company’s adoption of the proposed amendment.

Description of the Amendment

Subject to stockholder approval of this Proposal No. 5, Article IV of the Company’s Amended and Restated Certificate of Incorporation would be amended and restated in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Three Million (303,000,000) shares, consisting of Three Hundred Million (300,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and Three Million (3,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”

Amendment Effective Date

If the proposed amendment to our Certificate as outlined in this Proposal No. 5 is approved and adopted by the stockholders, the Board of Directors will cause the Certificate of Amendment reflecting the adopted amendment to be filed with the Secretary of State of the State of Delaware. The Certificate of Amendment will be effective upon its filing. If the stockholders do not adopt this Proposal No. 5, the Certificate of Amendment will not be filed with the Secretary of State of the State of Delaware.

No dissenters’ rights are available under the General Corporation Law of the State of Delaware or under our Certificate or Bylaws to any stockholder who dissents from this Proposal No. 5.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares outstanding, and entitled to vote at the Annual Meeting, will be required to approve and adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock of the Company from 203,000,000 shares to 303,000,000 shares in order to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 200,000,000 shares to 300,000,000 shares.

Our Board of Directors recommends a vote FOR the approval and adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock of the Company from 203,000,000 shares to 303,000,000 shares in order to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 200,000,000 shares to 300,000,000 shares.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals served as our executive officers during the year ended December 31, 2015:

Name	Age	Position

Robert F. Apple	49	Executive Vice President, Chief Operating Officer (appointed President and CEO 01/2016; appointed Director in 03/2016)

James E. Fickenscher	52	Senior Vice President, Chief Financial Officer

Peter J. Graham	49	Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources & Secretary

Eamonn P. Hobbs	57	President, Chief Executive Officer and Director (through 01/2016)

Jennifer Evans Stacey	51	Senior Vice President, General Counsel, Human Resources & Secretary (through 07/2015)

Robert F. Apple became Antares’ President and Chief Executive Officer in January 2016 and a director in March 2016. Please see Mr. Apple’s biographical information set forth in the Election of Directors section in this proxy statement.

James E. Fickenscher is currently Senior Vice President, Chief Financial Officer. He joined the Company in November 2014. Previously, Mr. Fickenscher served as Chief Financial Officer of Auxilium Pharmaceuticals, Inc. from May 2005 until August 2014. From January 2000 until April 2004, Mr. Fickenscher served as Senior Vice President, Chief Financial Officer of Aventis Behring L.L.C., a wholly owned subsidiary of Aventis, predecessor to Sanofi S.A. Mr. Fickenscher joined Aventis Behring L.L.C. in 1995 as Vice President, Business Development and Strategic Planning and, from that time until 2000, also held the positions of General Manager, Japan and Vice President & General Manager, Hemophilia Business Unit. Throughout his tenure at Aventis Behring L.L.C., he was also responsible for strategic planning. Prior to Aventis Behring L.L.C., Mr. Fickenscher worked at Rhone-Poulenc Rorer, predecessor to Sanofi S.A., in its Collegeville, PA and Paris, France offices and at Deloitte & Touche LLP. Mr. Fickenscher received his B.S. at Bloomsburg University of Pennsylvania. He is a member of the American Institute of Certified Public Accountants.

Peter J. Graham is currently Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources & Secretary. Mr. Graham joined the Company in July 2015. Previously, from 2010 until 2015, Mr. Graham served as Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources of Delcath Systems, Inc. a publicly traded specialty pharmaceutical and medical device company focused on cancers of the liver. Prior to Delcath, between 2008 and 2010, Mr. Graham was Vice President, General Counsel and a member of the Executive Committee of ACIST Medical Systems, Inc., a wholly owned subsidiary of Bracco, SpA., global company specializing in diagnostic and therapeutic medical devices for cardiology and radiology. From 1997 to 2008, Mr. Graham spent 11 years at E-Z-EM, Inc., a publicly listed global medical device and pharmaceutical company specializing in CT and MR imaging solutions. During his tenure at E-Z-EM, Mr. Graham held various senior level management positions serving as its Senior Vice President, Chief Legal Officer, Global Human Resources and Secretary from 2005 until 2008. From 1997 until its initial public offering in 2004, Mr. Graham also served as General Counsel and Corporate Secretary for AngioDynamics, Inc., (then a wholly owned subsidiary of E-Z-EM), a leading provider of innovative medical devices used by interventional radiologists, cardiologists, surgeons, and other physicians. Mr. Graham was a member of the Board of Directors of AngioDynamics from 2006 to 2007. Mr. Graham earned his J.D. at Yeshiva University’s Benjamin N. Cardozo School of Law in 1995, and his B.A. in Political Science at the University of Wisconsin-Madison.

Eamonn P. Hobbs served as Antares’ President, Chief Executive Officer and a director until January 24, 2016. Mr. Hobbs joined Antares Pharma as President and Chief Executive Officer in June 2014. Mr. Hobbs was appointed to the Board of Directors in August 2009 and served as a member of our Audit Committee and our Governance and Nominating Committee

until June 2014. Mr. Hobbs has over 30 years of experience in the medical device and combination products industry, including the medical specialty fields of interventional radiology, vascular surgery, interventional cardiology, surgical oncology and gastroenterology. From 2009 to 2013 Mr. Hobbs served as President and Chief Executive Officer of Delcath Systems, Inc., a specialty pharmaceutical and medical device public company specializing in cancer treatment. Prior to Delcath Systems, Inc., Mr. Hobbs served as President and Chief Executive Officer of AngioDynamics, Inc., a company he co-founded in 1988 as a division of E-Z-EM, Inc. which grew into a leading medical technology public company with a highly diverse product line and which became publicly traded in 2004. Throughout his 21 year tenure there, he led its efforts in marketing, strategic planning, product development and general management. From 1988 to 2004, Mr. Hobbs also served as Executive Vice President of Business Development of E-Z-EM, Inc., a publicly traded company. Before joining AngioDynamics, Mr. Hobbs was Director of Marketing and Product Development at NAMIC; founder, President and Chief Executive Officer of Hobbs Medical, Inc; and a Product Development Engineer at Cook Incorporated. Mr. Hobbs received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell). Mr. Hobbs recently served as Chairman of the Board of Directors of the Medical Device Manufacturers Association and from 2009 to 2013 served as Chairman of the Board of Directors of Cappella Cardiovascular Innovations, Incorporated. Mr. Hobbs is currently Chairman of the Board of Directors of Morris Innovative, Inc. and Marvao Medical Devices, Ltd, and serves on the Board of Directors of Harmonic Medical, Inc. From 2009 until 2014, Mr. Hobbs served on the Board of Governors of the Glens Falls Hospital.

Jennifer Evans Stacey served as Senior Vice President, General Counsel, Human Resources & Secretary. Ms. Stacey joined the Company from May 2014 until July 2015. Previously, Ms. Stacey served as Senior Vice President, General Counsel, Secretary & Human Resources at FXI, Inc. from November 2012 until May 2014. From January 2005 until February 2012, Ms. Stacey served as Executive Vice President, General Counsel, Human Resources and Secretary at Auxilium Pharmaceuticals, Inc. From its formation in October 1995 until April 2004, Ms. Stacey was Senior Vice President, Corporate Communications, and General Counsel of Aventis Behring L.L.C. Prior to Aventis Behring, Ms. Stacey was with Rhône-Poulenc Rorer, predecessor company to Sanofi S.A., first at its headquarters in Collegeville, PA and then at its offices in Paris, France as International Counsel. Ms. Stacey began her legal career at King & Spalding in Washington, DC, where she served as an associate in the Corporate Finance Department. Ms. Stacey graduated with a B.A. from Princeton University and obtained her J.D. from University of Pennsylvania Law School.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Party Transactions

None.

Review, Approval or Ratification of Transactions with Related Parties

We engage in a process whereby we identify and review all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related party would be disclosed in our proxy statement; however, during our fiscal year ended December 31, 2015, we did not have any related party transactions. The process for the review of all potential related party transactions is documented in our written corporate policies. In addition, the Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Chief Financial Officer and the other executive officers who served as executive officers during the year, to whom we refer to collectively as our “named executive officers.” Our named executive officers for 2015 were Messrs. Apple, Fickenscher, Graham, Hobbs and Ms. Stacey. Ms. Stacey’s employment as Senior Vice President, General Counsel, Human Resources & Secretary, terminated effective July 13, 2015, and Mr. Graham was appointed Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources & Secretary, effective July 14, 2015. Mr. Hobbs’ employment was terminated, effective January 24, 2016, and Mr. Apple was promoted to President and Chief Executive Officer, effective January 25, 2016.

Executive Summary

Despite fiscal year 2015 being a challenging year for our stock price, we made significant progress toward achieving our strategic goals and objectives. Most notably, we achieved the following:

●	Received approval from the FDA for Vibex® Sumatriptan, the Company’s first Abbreviated New Drug Application approval for a complex generic and commenced production tooling.
●	Reported record revenue of $45.7 million for the full year which represented a 72% increase over the prior year.
●	Successfully negotiated a settlement with a third party to eliminate all litigation between the companies, resulting in cross-licenses to each other’s technology.
●

Completed the data base lock for the Phase 3 clinical trial for QuickShot® Testosterone (QS T) administered subcutaneously once each week to adult males with hypogonadism in preparation for submission of an NDA for QS T to the FDA.

●	Enrolled the first patients in a double-blind, multiple-dose, 26-week safety and pharmacokinetic study of QS T to further support our anticipated NDA filing.

Executive Compensation Philosophy

The Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements to attract and retain key individuals. Consistent with this philosophy, the Compensation Committee considered the impact of our corporate performance during 2015 in determining named executive officer compensation for 2015, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

Our executive compensation decisions are based on the following fundamental philosophies and objectives of our Compensation Committee:

●	compensation should be based on an individual’s level of responsibility, individual performance and Company performance. As employees progress to more senior positions, their compensation should be increasingly linked to Company performance because they are more able to affect our results;

●	target compensation should reflect the value of the position in the marketplace. To attract, motivate and retain skilled and experienced executives in the highly competitive and dynamic pharmaceutical, medical device and biotech industries, we must offer a competitive compensation package;

●	compensation should be variable, and our programs are designed to pay for performance. We reward outstanding Company performance with above target compensation and provide less than target compensation when Company objectives are not achieved;

●	compensation programs should align the interests of our executive officers with those of our stockholders by evaluating and rewarding our executives’ performance based on key financial and non-financial measurements that we believe are critical to our success and increasing stockholder value;

●	compensation programs should motivate executives to manage our business to meet our short- and long-term objectives, by rewarding them for meeting these objectives; and

●	compensation programs should prioritize executive engagement. In light of our recent changes in leadership, executive engagement is a critical factor to achieving our desired results.

Executive Compensation Program.    Our Compensation Committee uses formal policies and processes to evaluate and assess the compensation of our named executive officers. These policies and processes are reflected in compensation decisions for 2015 and 2016, and signify our Compensation Committee’s commitment to align executive compensation with the business objectives and performance of the Company. We reward our named executive officers in a manner that supports a philosophy of pay-for-performance while maintaining an overall level of compensation that is competitive with the compensation paid to similarly situated named executive officers in our peer group and the life sciences industry. Our Compensation Committee used or will use the following compensation components, processes and programs to review, assess and establish executive compensation.

Compensation Components.    The three primary components of executive compensation are base salary, annual incentive cash awards and long-term equity incentive awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual and Company performance. To that end, target total compensation pay mix for the named executive officers is as follows:

●	CEO: 24% base salary and 76% in variable compensation, with the majority in long-term incentives; and
●	Other named executive officers (average): 30% base salary and 70% in variable compensation, with the majority in long-term incentives.

Base Salary.    We pay our executive officers a base salary, which our Compensation Committee reviews and determines annually. Base salaries are used to compensate our executive officers for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salaries are set in part based on the executive’s unique skills, experience and expected contribution to the Company, as well as individual performance, including the impact of such performance on our business results, and the period of the executive’s performance. Decisions regarding base salary increases take into account, the executive’s current base salary, third-party benchmark and survey data, and the salary compensation paid to executive officers within the Company, as well as the Company’s overall performance and its success in achieving its operational and strategic goals and objectives, and the executive officer’s contribution to Company performance.

Annual Incentive Cash Awards.    Annual incentive compensation is intended to establish a direct correlation between annual cash awards and the performance of the Company. The Company’s Annual Incentive Plan, or “AIP,” is an annual incentive cash bonus plan designed to align the interests of participants with the interests of the Company and its stockholders. The AIP is designed to strengthen the link between a participant’s pay and his or her overall performance and the Company’s performance, focus participants on critical individual and corporate objectives, offer a competitive cash incentive, and encourage and reward performance and competencies critical to the Company’s success.

Long-Term Incentive Compensation.    In addition to using base salaries and annual incentive cash bonuses, which our Compensation Committee views as short-term compensation, to reward our executive officers for meeting Company and individual performance objectives, a portion of our executive compensation is in the form of long-term equity compensation. Long-term incentive compensation is an area of emphasis in the Company’s strategy to compensate its named executive officers, as this will align a significant portion of each executive’s total compensation with the long-term performance of the Company and the interests of the Company’s stockholders. Our Long-Term Incentive Plan, or “LTIP” is an annual equity-based incentive plan designed to better align participants’ interests with those of the Company and its stockholders by rewarding participants for their contributions to the long-term success of the Company. The LTIP is designed to incentivize Company leaders to focus on the long-term performance of the Company, offer participants competitive, market-based long-term incentive award opportunities, and strengthens the link between a participant’s compensation and his or her overall performance and the Company’s overall performance. We believe the LTIP will further assist us in achieving an appropriate balance between our long- and short-term performance as well as between the achievement of annual operating objectives and long-term delivery of stockholder return by providing compensation commensurate with overall delivery of Company performance.

Our Compensation Committee and senior management are focused on providing an appropriate mix of short-term and long-term incentives, and we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our named executive officers continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Based upon the strong level of achievement of the foregoing corporate objectives, the Compensation Committee took the following actions with respect to 2015 compensation for our named executive officers:

●	Worked with Pearl Meyer to update the Company’s compensation study of our executive compensation as compared to the executive compensation of the companies in our peer group.
●	Awarded salary increases to all of our named executive officers, as discussed in more detail below under the section entitled “Salaries.”
●	Awarded annual cash incentive awards to all of our named executive officers, as discussed in more detail below under the section entitled “Annual Incentive Awards.”
●	Made grants under the Company’s 2015 long-term incentive program, as discussed in more detail below under the section entitled “Long-Term Incentives – Equity Compensation.”

Effect of the 2015 Advisory Vote on NEO Compensation

At the May 2015 Annual Meeting of Stockholders, we held a non-binding stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a Say on Pay vote. We had significant support from our stockholders with respect to the compensation of our named executive officers, with approximately 96% of stockholder votes cast in favor of our Say on Pay resolution. As we evaluated our named executive officer compensation program during 2015, our Compensation Committee considered the strong support our stockholders expressed for our named executive officer compensation practices which emphasizes short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

Looking Forward to 2016

CEO Transition

In January 2016, the Company promoted Mr. Apple to President and Chief Executive Officer from his prior position of Executive Vice President and Chief Operating Officer following the termination of employment of Mr. Hobbs as President and Chief Executive Officer. Mr. Apple has had a long and successful tenure with the Company and we believe he is uniquely positioned to lead the Company through several catalysts over the next 12 months including the mid-year launch of the Sumatriptan auto injector, the preparation and filing of the QS T NDA with the FDA, continued revenue growth and growth in our alliance business through additional collaborations.

2016 Executive Compensation Benchmarking

In late 2015, we reengaged Pearl Meyer to assist the Compensation Committee in updating the peer group and conducting an executive compensation analysis that was completed in early 2016, based on the revised peer group. The purpose of Pearl Meyer’s updated report was to ensure that the Company is using the appropriate comparator group for our executive compensation benchmarking, to provide an understanding of how our executive compensation program compares to market practice and to serve as the basis for our Compensation Committee’s assessment regarding current pay competitiveness and potential actions for 2016.

In light of our 72% increase in revenue over fiscal 2014 a new peer group was adopted to reflect the Company’s current size. In selecting the new peer group, the Compensation Committee used the following key factors: revenue ($34 – $93 million), market capitalization ($111 – $993 million), the fact that the comparator company has a commercialized product in the area of drug delivery methods and technologies within specialty pharmaceuticals and the number of employees (40 – 301). The following 14 comparator companies comprise our new peer group:

● ANI Pharmaceuticals, Inc.	● Derma Sciences Inc.	● STAAR Surgical Company
● Anika Therapeutics Inc.	● Eagle Pharmaceuticals Inc.	● Vanda Pharmaceuticals, Inc.
● Arena Pharmaceuticals, Inc.	● Juniper Pharmaceuticals, Inc.	● Xenoport, Inc.
● Cerus Corporation	● Orexigen Therapeutics, Inc..	● Zogenix, Inc.
● Corium International, Inc.	● Raptor Pharmaceuticals Corp.

As guidance for the 2016 named executive officer’s overall compensation including base salary increases, the Compensation Committee used data from the new peer group and third party data sources. The Compensation Committee expects to use data from the new peer group to determine other compensation levels and programs for the remainder of 2016.

Determination of Competitive Compensation for 2015

In late 2014, we engaged Pearl Meyer to assist the Compensation Committee in updating the peer group and conducting an executive compensation analysis. The analysis was completed in early 2015, based on the revised peer group. The purpose of Pearl Meyer’s updated report was to ensure that the Company is using the appropriate comparator group for our executive compensation benchmarking, to provide an understanding of how our executive compensation program compares to market practice and to serve as the basis for our Compensation Committee’s discussion regarding current pay competitiveness and potential actions for 2015. The adjustments made to the peer group did not have a material impact on the compensation levels using 2014 survey data from the new peer group, indicating that the Company’s executive compensation program is competitive and consistent with market practice.

In selecting the new peer group, the Compensation Committee used the following key factors: revenue ($0.3 – $48 million), market capitalization ($22 – $764 million), the fact that the comparator company has a commercialized product in the area of drug delivery methods and technologies within specialty pharmaceuticals and the number of employees (8 – 310). The following 14 comparator companies comprise the peer group for 2015:

● Acura Pharmaceuticals, Inc.	● Eagle Pharmaceuticals Inc.	● Unilife Corporation
● ANI Pharmaceuticals, Inc.	● Ocular Therapeutix, Inc.	● Vanda Pharmaceuticals, Inc.
● Arena Pharmaceuticals, Inc.	● Pain Therapeutics Inc.	● Xenoport, Inc.
● Cellular Dynamics International, Inc.	● Progenics Pharmaceuticals, Inc.	● Zogenix, Inc.
● Census Corporation	● pSivida Corp.

To conduct the analysis for 2015, Pearl Meyer reviewed the executive pay packages provided for similar roles among the comparator group set forth in the table above. The purpose of the assessment was to provide a market comparison for the Company’s executive compensation program and to serve as the basis for our Compensation Committee’s discussion regarding current pay competitiveness and potential actions for 2015. The market comparisons in the Pearl Meyer report are based on the pay levels and compensation practices reported in the proxy disclosures of our peer group and survey data for companies in the life sciences industry as a whole. Our Compensation Committee referred to the report by Pearl Meyer from February 2015 as a guide in assessing the level of overall compensation of our executives in connection with its setting and adjusting of 2015 cash compensation and equity compensation levels and its assessment of 2015 performance and determining the level of salary increase and bonus amounts to be awarded and for base salary adjustments for 2015.

Based on our compensation objectives and philosophy with reference to the February 2015 study conducted by Pearl Meyer, the Compensation Committee determined that overall compensation for our executive officers generally is aligned with market practice. The Compensation Committee generally targets the 50th percentile for the named executive officers’ cash-based compensation, which is comprised of base salary plus target bonus, but has from time to time made, and will continue to make, determinations that represent a departure from the general guideline of targeting the 50th percentile for certain compensation elements, such as long-term incentive compensation which was targeted at the 75th percentile for 2015. In addition, because a significant portion of our compensation is performance-based, if performance targets are achieved (or not achieved), actual cash and equity compensation paid to our named executive officers may vary considerably from that paid to executives in our peer group. In determining 2015 compensation, the Compensation Committee also considered the level of experience of the executive management team, the critical role the executive management team plays in achieving the Company’s strategic goals, individual performance and the individual’s experience.

We believe our approach to goal setting, weighting of targets, and evaluation of performance results assists in mitigating excessive risk-taking by our named executive officers that could harm our value or reward poor judgment by our named executive officers. We believe that several features of our programs reflect sound risk management practices. Specifically:

●	we allocate our compensation among base salary and short and long-term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking;
●	we apply Company-wide metrics to encourage decision making that is in the best long-term interests of the Company and our stockholders;
●	we use a mix of equity award instruments under our long-term incentive program, including both stock options and full value awards; and
●	our equity awards vest over multiyear periods and/or are based on performance based vesting.

All of the foregoing features are designed to mitigate risk and properly account for the time horizon of risk based on our strategic business objectives. For a more detailed discussion of these features, refer to the discussion below under “Annual Incentive Awards” and “Long-Term Incentives – Equity Compensation.”

The Pearl Meyer February 2015 report indicated that the pay mix for our named executive officers is aligned with market practice with an emphasis on long-term incentive compensation versus base salary. The report indicated that the Company emphasizes long-term equity more than its peers. The Compensation Committee believes that tying executive compensation to Company performance is an important tool to increasing long-term stockholder value, as evident by our strong emphasis on long-term, performance-based compensation and helps align our named executive officer with stockholders. A significant portion of the stock options granted to our named executive officers are underwater.

Each named executive officer has an employment agreement with us that includes base salary and annual and long-term incentives. Further details regarding the terms of these agreements are described below.

The charts below represent the mix of target total direct compensation awarded to our Chief Executive Officer and other named executive officers in 2015. Consistent with our pay for performance philosophy, a majority of the target total direct compensation is variable, as it is based on performance. The Company’s Chief Executive Officer is eligible to participate in the same executive programs as the named executive officers; however, a larger proportion of his target total direct compensation is at risk. The charts below include pro-rated base salary and incentive bonus amounts based on the number of days the named executive officers were employed by the Company and do not include sign-on awards received in connection with commencement of employment. As indicated below, approximately 76% of the target total direct compensation awarded to the Chief Executive Officer and 70% awarded to the other named executive officers in 2015 was based on elements that may vary from year to year depending on performance.

Role of our Named Executive Officers in Determining Executive Compensation.

The Compensation Committee has established an annual performance review program for our named executive officers pursuant to which annual corporate and individual performance goals are determined and communicated in writing to each executive at the beginning of each calendar year. For named executive officers other than the Chief Executive Officer, individual goals are proposed by the Chief Executive Officer. The Chief Executive Officer also submits corporate performance goals which are reviewed and approved by the Compensation Committee at the beginning of each year. The Chief Executive Officer’s goals are the same as the corporate goals. Each named executive officer’s evaluation begins with a written self-assessment which is submitted to the Chief Executive Officer. The Chief Executive Officer then prepares an evaluation based on the named executive officer’s self-assessment and the Chief Executive Officer’s own evaluation. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases and bonuses, if any, which is then reviewed and approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Chairman of the Board and Compensation Committee, which determines his compensation changes and awards. In connection with 2015 compensation, the Chief Executive

Officer provided recommendations to the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued the Chief Executive Officer’s observations with regard to other named executive officers, the ultimate decisions regarding named executive officer compensation were made by the Compensation Committee. The Chief Executive Officer did not make recommendations as to his own compensation.

Base Salaries

In March 2015, in connection with the Compensation Committee’s evaluation of Company and named executive officer performance during 2014, and in February 2016, in connection with the Compensation Committee’s evaluation of Company and named executive officer performance during 2015, the Compensation Committee approved modest base salary increases as set forth in the table below. In each case, except for Mr. Apple’s base salary increase in connection with his promotion to Chief Executive Officer in January 2016, the base salaries were increased by approximately 4%. The current named executive officer base salary increases are generally consistent with median market practice, as indicated by the peer group compensation reports from Pearl Meyer and other third party compensation studies.

Name	Base Salary for 2015	Base Salary after Increase in March 2015 (effective 1/1/15)	Base Salary for 2016
Robert F. Apple	$418,000	$429,000	$510,00(1)
James E. Fickenscher	$350,000	$350,000	$364,000
Peter J. Graham	343,000	N/A	$356,720
Eamonn P. Hobbs (2)	$560,000	$582,000	N/A
Jennifer Evans Stacey (3)	$330,000	$343,000	N/A

(1)	Mr. Apple’s base salary was increased from $429,000 to $510,000 in connection with his promotion to President and Chief Executive Officer, effective January 25, 2016.

(2)	Mr. Hobbs’ employment with the Company terminated January 24, 2016.

(3)	Ms. Stacey’s employment with the Company terminated July 13, 2015.

Annual Incentive Awards

Our principal objective in providing incentive compensation is to provide pay for performance. While we target our opportunities for incentive compensation to be comparable to the median level of our peer group of companies, this guideline is based on target award levels, and actual payouts to the named executive officers can vary significantly based on actual performance.

We set target award levels for our executives based on a percentage of their base salary, as reflected in each named executive officer’s employment agreement. For Mr. Hobbs, the target annual incentive award is 55% of base salary, and for all other named executive officers, it is 40% of base salary. The Compensation Committee reviewed the performance goals for the named executive officers at its February 2015 meeting and finalized and approved the goals shortly thereafter. In setting the goals for 2015, the Compensation Committee determined the weight any particular Company performance goal carried within the applicable category. For 2015, the Company performance goals were weighted as follows: corporate goals made up 60%, pipeline development goals made up 35% and organizational goals made up the final 5%.

For the Chief Executive Officer, the achievement of the foregoing Company performance goals account for 100% of his 2015 annual incentive compensation and for all other named executive officers, the achievement of the foregoing Company performance goals account for 80% of their annual incentive compensation while individual goals account for 20% of the 2015 annual incentive award. Individual employee objective attainment is capped at 150% of target.

The following table sets forth the Company performance goals, the relative weighting of each goal and the year-end results.

Goal	Weighting	Results	Payout

2015 GAAP Revenue	30%	Reported record revenue of $45.7 million for the full year which represented a 72% increase over the prior year	Between Threshold and Target
FDA approval of the Sumatriptan ANDA and commencement of production tooling	20%	FDA approved the Sumatriptan ANDA and we commenced production tooling	At Target
Defend and build the Company’s intellectual property	10%	Successfully settled patent litigation, resulting in cross-licenses – received 23 new patents and filed 21 more	Above Target
Initiation of an additional clinical study for QS T	15%	Initiated an additional safety study for QS T	Above Target
Have at least three pipeline products in development during 2015	15%	Had two pipeline products in development during 2015	Between Threshold and Target
Prepare for submission to the FDA of the results of the QS T phase 3 clinical study	5%	Completed the data base lock in preparation for submission of the results of the QS T phase 3 clinical trial to the FDA	At Target
Build out the organization to support the Company’s growth	5%	Continued to build out the organization to support the growth expected over the next couple of years	At Target
Total	100%		104%

The individual performance goals for Mr. Apple in 2015 aligned with the corporate goals set forth above. The individual goals for Mr. Fickenscher included (i) supporting commercial and development teams in their drive to achieve Company-wide revenue goals, (ii) assisting the Chief Executive Officer in tracking executive leadership team members’ progress against corporate objectives, (iii) establishing a robust and transparent standard financial reporting package for regular review by the Board of Directors and management and (iv) building out the Company’s cash reserves and financial, information technology and business development personnel to sustain organization growth goals. The individual goals for Mr. Graham included (i) expanding the Company’s corporate compliance program and supporting the field sales force to ensure compliance with various reporting requirements, (ii) implementing compensation programs and benchmarks to support employee engagement initiatives, (iii) increasing efficiency in SEC reporting and (iv) ensuring compliance with State Annual Business reporting. The Compensation Committee determined that Mr. Apple, Mr. Fickenscher and Mr. Graham achieved the targeted level of performance with respect to their individual goals and awarded them a 100% payout for this portion of the annual incentive plan.

In December 2015, the Compensation Committee adopted the Antares Annual Incentive Plan. The adoption of the Plan formalizes the Company’s annual cash incentive program and does not represent a new compensation program for the employees, including the named executive officers. The terms of the Plan are consistent with those set forth above. The performance goals will vary year by year, as approved by the Compensation Committee.

At its February 2016 meeting, the Compensation Committee assessed whether and to what extent the applicable performance goals were achieved for 2015. As discussed above, the Compensation Committee determined that the Company performance goals were achieved at a level of 104% and individual goals were achieved at 100%. Accordingly, the Compensation Committee awarded the following annual incentive awards for 2015 performance:

Name	Annual Incentive Award Target for 2015	Annual Incentive Award for 2015
Robert F. Apple	$171,600	$177,091
James E. Fickenscher	$140,000	$144,480
Peter J. Graham	$63,901	$70,795(1)
Eamonn P. Hobbs	$320,100	$332,904(2)
Jennifer Evans Stacey	$137,200	$141,590(3)

(1)	Mr. Graham’s annual incentive award was prorated based on the number of days he was employed by the Company in 2015.

(2)	Mr. Hobbs’ employment with the Company terminated January 24, 2016. Because he worked through 2015, he is entitled to receive his 2015 annual incentive award.

(3)	Ms. Stacey received her full annual incentive award for 2015 pursuant to the terms of her separation agreement, with individual performance goals deemed earned at target.

Epi Bonus Plan

In addition to the regular annual incentive award program described above, on May 28, 2015, the Board, upon the recommendation of the Compensation Committee, approved a special cash bonus plan with Messrs. Hobbs, Apple, Fickenscher and Ms. Stacey as participants. Under the plan, the named executive officers were eligible to receive a special cash bonus in the event that certain milestones were achieved within specified time periods regarding the approval by the FDA of the ANDA for the VIBEX® epinephrine pen (“Epi pen”), filed by Teva (the “Epi Bonus Plan”). The EPI Bonus Plan metric is not duplicative of the 2015 annual incentive metrics listed above. The program was intended as a supplementary performance-based incentive plan for 2015. The Company supplies to Teva the device for the Epi pen and assists Teva in all regulatory matters concerning the device.

The actual amount of the cash award paid under the Epi Bonus Plan could range from 0% to 150% based on the attained level of achievement. The table below summarizes the potential payouts of the Epi Bonus Plan awards for the executive officers of the Company. If the threshold goal is not achieved by the date specified by the Board during the performance period, no cash amounts will be paid to the named executive officers under the Epi Bonus Plan. Achievement of performance levels between threshold and target and between target and maximum will be interpolated on a straight line basis.

Named Executive	Threshold	Target	Maximum
Officer
	(50%)	(100%)	(150%)
Robert F. Apple	$75,000	$150,000	$225,000

James E. Fickenscher	$50,000	$100,000	$150,000

Eamonn P. Hobbs	$125,000	$250,000	$375,000

Jennifer Evans Stacey	$50,000	$100,000	$150,000

In February 2016, the Compensation Committee determined that the goals under the Epi Bonus Plan were not met and no payouts were made under the plan. The plan terminated at the end of fiscal year 2015.

Long-Term Incentives – Equity Compensation

We maintain the 2008 Equity Compensation Plan, which is a broad based omnibus equity compensation program that permits the Compensation Committee to award various types of equity based awards. The Compensation Committee approves all equity grants. The Compensation Committee may make off-cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances. We do not backdate grants of stock options or common stock, nor do we time grants to coincide with the release of material non-public information about us. We believe that our grant practices are appropriate and minimize questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.

Pursuant to the Company’s modified long-term incentive program for senior officers, as approved by the Board on May 28, 2015, upon the recommendation of the Compensation Committee, certain of its senior officers, including its named executive officers, receive performance stock units, restricted stock units and stock option grants to purchase the Company’s common stock. Under the program, one-third of the value of the annual award for each senior officer was delivered in the form of performance stock units, one-third of the value of the annual award was delivered in shares of restricted stock units and one-third of the value of the annual award was delivered in the form of stock options, in each case granted under the Company’s 2008 Equity Compensation Plan, as amended. The number of performance stock units that may ultimately be earned can vary based on the level of achievement attained over the performance period while the restricted stock unit and stock option awards represent a set number of units or options that vest over time based on continued employment by the named executive officer. The number of units for each award type was determined using appropriate valuation tools, such as the Black Scholes model.

As with 2014, the total value of the annual long-term incentive plan award to each senior officer is targeted at the 75th percentile of the value of annual awards granted by other companies in the Company’s peer group. The Compensation Committee determined that the 75th percentile of target value of the annual awards granted was appropriate given the aggressive performance hurdles for the performance stock unit program, the level of experience of the senior officers and the role the senior officers play in furthering the Company’s strategic corporate goals.

We believe that the performance-based restricted stock unit portion of the annual award is strongly aligned with shareholder interests because the performance goals established represent challenging milestones that should help create significant value to the company if achieved. We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our common stock following the date of grant. We believe the restricted stock unit awards provide an appropriate level of balance to the performance-oriented equity components of our long-term program. Additionally, restricted stock units use fewer shares than options, thereby benefitting stockholders because the dilutive effect is minimized.

Performance stock unit awards were granted in May 2015. The performance stock unit awards are earned and vested and convert into actual shares of our common stock based on our attainment of certain performance goals measured over the three-year measurement period beginning January 1, 2015 and ending December 31, 2017, subject to continued employment or service with us through the specified periods. The actual number of shares of our common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of our performance as measured in terms of the following three performance goals:

●	Filing of a New Drug Application for QST within certain time parameters (40%)
●	New Pipeline Projects reaching Human Clinical Development within the performance period (40%)
●	3-year total stockholder return (TSR) relative to the NASDAQ Biotechnology Index (20%)
o	50% payout if relative TSR is equal to or greater than 50th, but less than the 65th percentile of the index
o	100% payout if relative TSR is equal to or greater than 65th, but less than the 80th percentile of the index
o	150% payout if relative TSR is greater than 80th of the index

The performance goals were chosen by the Compensation Committee because the Compensation Committee believes that successful product development should create increased value for stockholders and the named executive officers should have a significant portion of their awards dependent upon relative total stockholder return.

Each performance criterion has levels of achievement designated as threshold, target and maximum with 50% of the performance stock units vesting if the threshold level is achieved; 100% of the performance stock units vesting if the target level is achieved and 150% of the performance stock units vesting if the maximum level is achieved.

The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on our actual performance during the three-year performance period.

The actual number of performance stock units earned and vested will be determined by the Compensation Committee based on the actual performance level achieved with respect to the applicable performance goals, subject to the items for which performance goals may be adjusted pursuant to the 2008 Equity Compensation Plan and factoring in the weighting for each performance measure (as described above).

If a named executive officer’s employment or service with us terminates prior to the completion of the performance period, then the officer’s performance stock unit award will be forfeited, whether or not the performance goals are met. If a change of control occurs while a grantee is employed by, or providing services to, us, the performance stock unit award will vest as if target performance had been achieved as to each performance goal, such that the target number of shares subject to the award is deemed fully earned and vested as of the date of the change of control.

The grants made to Messrs. Hobbs, Apple, Fickenscher and Ms. Stacey pursuant to the long-term incentive program were made on May 28, 2015, based on the peer group review completed by Pearl Meyer. Mr. Hobbs and Ms. Stacey forfeited the performance stock unit grants made to them on May 28, 2015 when their employment terminated on January 24, 2016 and July 13, 2015, respectively. Mr. Graham was not eligible to participate in the long-term incentive program for 2015 because he commenced employment in the last half of 2015. The stock option, restricted stock unit and performance stock unit awards are listed below.

The table below summarizes the 2015 performance stock unit awards for the executive officers of the Company:

Named Executive Officer	Minimum Number of Actual Shares That May Be Earned	Target Number of Shares that May Be Earned	Maximum Number of Actual Shares That May Be Earned
Robert F. Apple	0	142,294	213,440

James E. Fickenscher	0	95,216	142,825

Peter J. Graham(1)	0	0	0

Eamonn P. Hobbs(2)	0	245,532	368,298

Jennifer Evans Stacey(2)	0	70,239	105,358

(1)       Mr. Graham commenced employment with the Company in July 2015 and did not receive any performance stock unit awards for 2015.

(2)       Mr. Hobbs’ employment with the Company terminated January 24, 2016 and Ms. Stacey’s employment with the

Company terminated July 13, 2015.

The stock options granted pursuant to the long-term incentive program (i) have a ten-year term, (ii) have an exercise price equal to the closing price of our common stock, as reported on NASDAQ on the date of grant, (iii) vest in quarterly installments over three years, and (iv) are otherwise granted on the same standard terms and conditions as other stock options granted pursuant to the 2008 Equity Compensation Plan. As of the proxy date, all of the stock options granted to our named executive officers in 2015 are underwater.

The restricted stock units granted pursuant to the long-term incentive program vest in annual installments over three years.

The table below summarizes the 2015 restricted stock units and stock options awarded to the executive officers of the Company pursuant to the long-term incentive program:

Named Executive Officer	Number of Restricted Stock Units	Number of Stock Options
Robert F. Apple	142,294	288,786

James E. Fickenscher	95,216	193,241

Peter J. Graham	0	125,000(1)

Eamonn P. Hobbs	245,532(2)	293,670(3)

Jennifer Evans Stacey Esq.	70,239(2)	142,550

(1)

The stock option grant to Mr. Graham was a sign-on stock option grant made in connection with the commencement of his employment. The option vests in equal quarterly installments over three years from the date of grant.

(2)	Mr. Hobbs and Ms. Stacey forfeited a portion of the stock unit grants made to them on May 28, 2015 when their employment terminated on January 24, 2016 and July 13, 2015, respectively.

(3)	Mr. Hobbs was originally granted a stock option to purchase 498,310 shares, however the stock option was reduced by the Compensation Committee on June 25, 2015.

In 2012 the Compensation Committee granted performance-based stock units to certain executive officers under the Company’s 2008 Equity Compensation Plan, pursuant to which a certain number of stock units could be earned based on the level of achievement of performance goals over the three-year performance period commencing January 1, 2012 and ending December 31, 2014, or a four-year performance period commencing January 1, 2012 and ending December 31, 2015. Mr. Apple is the only executive officer granted such performance-based stock units who continues to be employed by the Company. The Compensation Committee determined that the goal related to the timing of the commercial launch of methotrexate were achieved at the maximum level and, effective February 10, 2015, Mr. Apple was issued 12,519 shares of our common stock based on achievement of that goal at the maximum level. The Compensation Committee determined that the revenue goal for the 2012 to 2014 performance period was not achieved and the goal related to an NDA filing for QS T for the 2012 to 2015 performance period was not achieved. Accordingly, Mr. Apple forfeited the remainder of the units under the award and no additional shares may be earned under the performance-based stock unit award granted to Mr. Apple in 2012.

In 2013 the Compensation Committee granted performance-based stock units to certain executive officers under the Company’s 2008 Equity Compensation Plan, pursuant to which a certain number of stock units could be earned based on the level of achievement of performance goals over the three-year period commencing on January 1, 2013 and ending on December 31, 2015, or a four-year performance period commencing on January 1, 2013 and ending on December 31, 2016. Mr. Apple is the only executive officer granted such performance-based stock units who continues to be employed by the Company. The Compensation Committee determined that the revenue goal for the 2013 to the 2015 performance period was not achieved. Accordingly, Mr. Apple forfeited the units under the award related to the revenue target. The extent to which the remainder of the goals related to QS T NDA filing and business development out-licensing under the 2013 grant to Mr. Apple will be achieved will be determined by the Compensation Committee following the end of the four-year performance period ending on December 31, 2016.

In 2014 the Compensation Committee granted performance-based stock units to certain executive officers under the Company’s 2008 Equity Compensation Plan, pursuant to which a certain number of stock units could be earned based on the level of achievement of performance goals over the three-year performance period commencing January 1, 2014 and ending December 31, 2016, or a four-year performance period commencing January 1, 2014 and ending December 31, 2017. The extent to which the goals related to revenues and total stockholder return under the 2014 grant will be achieved will be determined by the Compensation Committee following the end of the three-year performance period ending on December 31, 2016. The extent to which the goal related to the timing of the launch of QST under the 2014 grant will be achieved will be determined by the Compensation Committee following the end of the four-year performance period ending on December 31, 2017.

For additional information regarding stock option and restricted stock unit award terms, see the narrative accompanying the Grants of Plan-Based Awards table. The dollar amount shown in the Summary Compensation Table reflects the aggregate grant date fair value of the option awards. See the footnotes to the Summary Compensation Table for further information.

Perquisites

We do not have programs for providing personal benefit perquisites to named executive officers, such as separate parking or dining facilities.

Broad-Based Programs

Our named executive officers participate in our broad-based group health plan and 401(k) savings plan offered to all full time employees of the Company. There was no mandatory matching of the employees’ 401(k) contributions provided by the Company during the year. Annually, the Compensation Committee determines if a discretionary match is to be made based on the performance and financial position of the Company. Under the 401(k) plan, we matched employee contributions at the rate of 50% for each dollar contributed up to the maximum dollar amount that may be deferred under the 401(k) plan for 2015.

In February 2016, the Board of Directors approved an amendment to the 401(k) plan which replaces the discretionary company contribution match formula with a defined company contribution match equal to 50% of each employee’s deferral in the 401(k) plan up to the maximum deferrals permitted under the Internal Revenue Code. Additionally, the match will be contributed with each semi-monthly payroll rather than once annually.

Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in our common stock through the 401(k) plan. Please see the table titled “Security Ownership of Directors and Executive Officers” for information regarding stock ownership of our named executive officers.

The Company pays the premiums for group term life and disability insurance coverage for the named executive officers on the same terms that apply to all Company employees.

Compensation Adviser Independence

In connection with the compensation reviews conducted throughout 2015, the Compensation Committee worked directly with Pearl Meyer. Pearl Meyer reported directly to the Compensation Committee and all work conducted by Pearl Meyer for the Company is on behalf, under the direction and the authority, of the Compensation Committee. Pearl Meyer was engaged to provide an executive compensation analysis for 2015, as well as a non-employee director analysis and severance compensation recommendations. Pearl Meyer did not provide services to the Company other than the foregoing consulting services and have no other direct or indirect business relationships with the Company or any of its affiliates.

After examining whether there was a conflict of interest present between the Company and Pearl Meyer, the Compensation Committee concluded that Pearl Meyer did not have any conflicts of interest during 2015. In reaching this conclusion, the Compensation Committee considered the six independence factors relating to committee advisers that are specified in SEC Rule 10C-1.

Stock Ownership Guidelines

While we do not have formal stock ownership guidelines or holding requirements, in the past our named executive officers continued to hold a majority of the shares issued to them upon vesting or upon attainment of the performance criteria under the performance stock unit awards. Please see the table entitled “Security Ownership of Directors and Executive Officers” for information regarding the holdings of common stock of our current named executive officers.

During 2015, the Compensation Committee updated the Company’s insider trading policy to enhance its anti-hedging provision and to add an anti-pledging provision. Pursuant to the Company’s insider trading policy, the Company prohibits any director, officer or other employee from buying or selling puts or calls of our stock (i.e., entering into a hedging transaction), as well as trading in derivative securities of the Company’s stock or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. The insider trading policy also prohibits any director, officer or other employee from pledging our securities as collateral. None of our directors or executive officers has hedged our common stock. Additionally, none of our directors or executive officers has any outstanding pledges of our common stock. As of December 31, 2015, none of our executive officers sold shares of stock under 10(b)5-1 plans in 2015.

Clawback Policy

We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks. The 2008 Equity Compensation Plan includes a provision that all grants made under the 2008 Equity Compensation Plan are subject to applicable provisions of our Company’s clawback or recoupment policy approved by the Board of Directors or a duly authorized committee thereof, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the 2008 Equity Compensation Plan.

Ongoing and Post-Employment Compensation

We are a party to employment agreements with each of our named executive officers, which provide for special benefits upon certain types of termination events. In addition, the Company maintains the Antares Pharma, Inc. Severance Plan (the “Severance Plan”) for the benefit of eligible U.S. employees of the Company, with features suggested by Pearl Meyer. The employment agreements and the Severance Plan are designed to be part of a competitive compensation package and provide for severance pay and benefits upon an involuntary termination and for increased severance pay and benefits in the event an eligible employee is terminated from employment in connection with a “change of control” of the Company. The description of these agreements and the Severance Plan below does not include plans that are available generally to our salaried employees and provide for the same method of allocation of benefits for management and non-management employees.

Severance Plan

Although the Severance Plan sets forth conditions to receipt of severance benefits and specifies the amount of severance benefits to be provided to participants, the Company has complete discretion to provide severance benefits to participants who otherwise would be ineligible, deny severance benefits to participants who otherwise would be eligible and provide severance benefits in amounts that differ from those set forth in the Severance Plan.

The Severance Plan does not supersede written employment agreements between the Company and any individual named executive officer, provided, however that severance benefits may be provided under the Severance Plan to the extent the Severance Plan provides the officer with greater benefits than those provided under his or her written employment agreement with the Company. Mr. Hobbs, as Chief Executive Officer of the Company during 2015, was not eligible to participate in the Severance Plan.

If the Company determines, in its sole discretion, that a named executive officer’s employment with the Company has been terminated by the Company and the named executive officer is not otherwise ineligible for severance pay, or the named executive officer’s employment with the Company has been terminated by the named executive officer for good reason (as defined in the named executive officer’s employment agreement with the Company), the named executive officer may be eligible to receive severance benefits under the Severance Plan; provided the named executive officer complies with certain terms of the Severance Plan, including, but not limited to, signing and not revoking the Company’s standard waiver and release. The named executive officer may further be required, in the discretion of the Company, to agree to any confidentiality, non-competition, non-solicitation, non-disparagement and other covenants as the Company, in its sole discretion, deems appropriate, and the named executive officer may be required to agree to such additional terms and conditions related to the termination of the employment relationship that the Company, in its sole discretion, decides to require as a condition of receiving severance benefits under the Severance Plan.

The severance pay and benefits that may be paid under the Severance Plan to named executive officers eligible to participate in the Severance Plan other than Mr. Apple are not greater than the severance pay and benefits payable to them under their employment agreements.

The severance benefits that may be paid to Mr. Apple pursuant to the terms of the Severance Plan are greater than the severance benefits that Mr. Apple is entitled to under his employment agreement. To the extent the Company determines that Mr. Apple is eligible to receive severance benefits under the Severance Plan, he is eligible to receive one year of his base salary, paid in installments in accordance with the Company’s normal payroll practices, plus a pro-rated annual bonus at target for the year of termination. If his termination of employment occurs upon or within 12 months following a change of control, then Mr. Apple is eligible to receive 18 months of base salary, paid in installments in accordance with the Company’s normal payroll practices, plus a pro-rated annual bonus at target for the year of termination. In addition, upon such termination of employment upon or within 12 months following a change of control, all of Mr. Apple’s then outstanding equity awards granted pursuant to the 2008 Equity Compensation Plan (or a successor plan), that vest based on Mr. Apple’s continued service with the Company will accelerate, become fully vested and, to the extent applicable, exercisable, and all of Mr. Apple’s then outstanding equity awards that vest based on the attainment of performance criteria shall remain subject to the terms and conditions of the agreement evidencing such performance based award.

In addition, for the period of time for which Mr. Apple is eligible to receive severance payments under the Severance Plan, the Company will reimburse Mr. Apple for the COBRA premiums paid by Mr. Apple for himself and his eligible dependents for continued coverage under the Company’s group health plan, less the amount he would have been required to contribute for group health coverage for such benefits if he were still an active employee of the Company.

If the payments and benefits otherwise payable to Mr. Apple under the Severance Plan would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction.

Employment Agreements and Potential Payments upon Termination

Our employment agreements with Messrs. Hobbs, Apple, Fickenscher, Graham and Ms. Stacey that were in effect in 2015 provide for certain severance payments and other benefits if we terminate such named executive officers’ employment without “cause,” or if the executive officer terminates employment for “good reason,” in each case, without regard to whether the termination occurs in the context of a “change of control.” Certain enhanced severance benefits are payable if the termination is in connection with a change of control. A general description of the definitions of those terms is set forth in the discussion below.

As of December 31, 2015, the severance benefits that may be paid to Mr. Apple pursuant to the terms of the Severance Plan are greater than the severance benefits that Mr. Apple is entitled to under his employment agreement, as described above, and are set forth in the table below describing the severance amounts that would have been payable to Mr. Apple had his employment terminated on December 31, 2015. The Company and Mr. Apple entered into an amended and restated employment agreement on March 4, 2016 in connection with his promotion to President and Chief Executive Officer, the terms of which are also briefly described below.

The employment agreements with Messrs. Apple, Fickenscher, Graham and Hobbs entitle the named executive officers to receive a base salary and an annual performance-based bonus, and for Messrs. Fickenscher, Graham and Hobbs, provide that they are eligible to participate in any long-term incentive equity incentive programs established by the Company for senior level executives, including the Company’s 2008 Plan.

Under the employment agreements, Messrs. Apple, Fickenscher, Graham and Hobbs are entitled to severance in the event of a termination by the Company without cause or by the named executive officer for good reason.

For Messrs. Fickenscher, Graham and Hobbs, in the event of such termination of employment within the period beginning 60 days immediately prior to a change of control and ending on the last day of the 12-month period immediately following a change of control (the “Change of Control Protection Period”), the named executive officers are entitled to severance equal to:

•	12 months of his then-current base salary, paid in installments over the 12-month period following termination of employment, or in the case of Mr. Hobbs, 24 months of his then-current base salary, paid in installments over the 24-month period following termination of employment;
•	a pro-rated annual bonus payment for the year of termination based on target performance and the number of days that the named executive officer was employed by the Company in the year of his termination;
•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 12 months for Messrs. Fickenscher and Graham and 18 months for Mr. Hobbs, or until the date he obtains coverage from a new employer; and
•	all outstanding equity grants held by Messrs. Hobbs, Fickenscher and Graham immediately prior to his termination date which vest over time based upon the officer’s continued service will accelerate, become fully vested and/or exercisable, as the case may be, as of the termination date.

In the event the employment of Messrs. Fickenscher, Graham or Hobbs is terminated by the Company without cause or by the named executive officer for good reason before or after the Change of Control Protection Period, the named executive officer is entitled to severance equal to:

•	six months of his then-current base salary, paid in installments over the six-month period following termination of employment, or in the case of Mr. Hobbs, 12 months of his then-current base salary, paid in installments over the 12-month period following termination of employment;
•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of six months for Messrs. Fickenscher and Graham and 12 months for Mr. Hobbs, or until the date he obtains coverage from a new employer; and
•	with respect to all outstanding equity grants held by Messrs. Hobbs, Fickenscher or Graham immediately prior to his termination date which vest over time based upon the named executive officer’s continued service, the portion that would have become vested during the 12 month period following the named executive officer’s termination date had he remained employed during such 12 month period will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date. In addition, any outstanding vested options held by Mr. Fickenscher as of his employment termination date will remain exercisable through the earlier of the six month anniversary of his termination date or the expiration of the option term.
•	Mr. Hobbs would be entitled to a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days Mr. Hobbs was employed by the Company in the year of his termination.

Under Mr. Apple’s employment agreement in effect in 2015, Mr. Apple is entitled to the same amount of severance in the event of a termination without cause or for good reason, regardless of whether such termination occurs in connection with a change of control equal to:

•	12 months of his then-current base salary, paid in installments over the 12-month period following termination of employment; and
•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 12 months or until the date he obtains coverage from a new employer.

In the event that the employment of Messrs. Apple, Fickenscher, Graham or Hobbs is terminated by the Company without cause or by Messrs. Apple, Fickenscher, Graham or Hobbs for good reason and the named executive officer does not execute or revokes a release and waiver of claims in favor of the Company and its affiliates, the named executive officer will not be entitled to the severance benefits set forth above.

If the employment of Messrs. Apple, Fickenscher, Graham or Hobbs is terminated for any reason, including by the Company for cause, on account of the named executive officers’ death or disability, or if the named executive officer terminates his employment for any reason other than good reason, then the Company will pay the named executive officer all amounts earned, accrued and owing but not yet paid as of the date of his termination, including base salary, bonus, accrued and unused vacation and expenses incurred, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

The employment agreements also provide that if the payments and benefits otherwise payable to Messrs. Apple, Fickenscher, Graham and Hobbs under the employment agreements would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Messrs. Apple, Fickenscher, Graham or Hobbs with a greater net after-tax benefit than would no reduction.

The employment agreements provide that at all times during the employment of Messrs. Apple, Fickenscher, Graham or Hobbs and thereafter, each named executive officer will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, including information received by him prior to the effective date of the employment agreement. In addition, during the term of their employment with the Company and for a specified period of time thereafter, the named executive officer cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company. Such specified period is the six month period after employment termination form Messrs. Fickenscher and Graham (or the 12-month period if Messrs. Fickenscher’s or Graham’s employment is terminated by the Company without cause or by Messrs. Fickenscher or Graham for good reason during the Change of Control Protection Period) or for Messrs. Apple and Hobbs, the 12-month period after their termination of employment (or the 24-month period if Mr. Hobbs’ employment is terminated by the Company without cause or by Mr. Hobbs for good reason during the Change of Control Protection Period).

Termination for “good reason” generally means a termination initiated by the named executive officer in response to one or more of the following events: (i) a material decrease in the base salary of the named executive officer, (ii) a decrease in the target annual bonus below a specified percentage, (iii) a change in the designation of title, unless such change is to a higher title and level of responsibility, that results in a material diminution of the named executive officer’s authority, duties and responsibilities, (iv) a relocation of the principal business location to a location that is 60 miles or more from Center City, Philadelphia, (v) the Company’s failure to materially comply with the terms of the employment agreement, (vi) the failure of the Company to require a successor to assume the obligations of the Company to the named executive officer under the named executive officer’s employment agreement or any other agreement between the named executive officer and the Company, or (vii) the Company’s delivery to the named executive officer of a notice of its intent not to renew the term of the employment agreement, provided that the named executive officer is willing and able to execute a new contract providing terms and conditions substantially similar to the those in the agreement and to continue providing services to the Company. In order for a termination to be on account of good reason, the named executive officer must notify the Company of the officer’s intention to terminate for good reason, the Company has an opportunity to cure the action or omission that constitutes the ground for good reason and the named executive officer must terminate employment for good reason shortly after the end of the Company’s cure period.

Generally, a change of control under the employment agreements means: (1) the acquisition by any person or entity of 50 percent or more of the Company’s then outstanding voting stock or voting securities; (2) a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities; or (3) a sale of all or substantially all of our assets occurs.

A named executive officer’s employment may be terminated for “cause,” which generally includes the following: (A) dishonesty, fraud or misrepresentation in connection with employment, (B) theft, misappropriation or embezzlement of the Company’s funds or resources, (C) conviction of or a plea of guilty or nolo contendere in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (D) a breach by the officer of any material term of the employment agreement. In the event of termination for cause, the employment agreements generally require termination of all compensation as of the termination date, except as to amounts already earned.

The following tables set forth information regarding potential payments upon termination of employment for Messrs. Apple, Fickenscher, Graham and Hobbs, including in connection with a change of control, estimated as of December 31, 2015, assuming the termination and change of control occurred on December 31, 2015, under the terms of their respective employment agreements; provided however that the severance benefits that Mr. Apple is eligible to receive under the Severance Plan are greater than what he is eligible to receive under his employment agreement so the table for Mr. Apple includes amounts that he would be eligible to receive under the Severance Plan.

Apple

	Salary ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Impact of 280G(5)	Total ($)
Termination without cause	429,000	171,600	—	12,489	—	613,089
Termination for good reason	429,000	171,600	—	12,489	—	613,089
Non-renewal of agreement	429,000	171,600	—	12,489	—	613,089
Change of control(6)	643,500	171,600	503,097	18,733	—	1,336,930

(1)	Payable in regular payroll installments, pursuant to the terms of the Severance Plan.
(2)

Represents the pro-rated annual bonus payment for 2015, based on target performance and the number of days that Mr. Apple was employed by the Company in 2015, payable pursuant to the terms of the Severance Plan because the terms of the Severance Plan provide Mr. Apple with a greater bonus payment upon termination of employment than that provided under his employment agreement. The pro-rated bonus will be paid in a lump sum.

(3)

Includes the value of the unvested options, time-based restricted stock grants and performance-based restricted stock unit grants held by Mr. Apple as of December 31, 2015, all of which will accelerate upon a change of control. The performance-based restricted stock unit grants will vest at target on a change of control.

(4)

All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs upon or within 12 months following a change of control, 18 months.

(5)

The Severance Plan also provides that if the payments and benefits otherwise payable to Mr. Apple under the Severance Plan would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2015, Mr. Apple would not be subject to an excise tax under section 4999 of the Internal Revenue Code so no reduction to his payments would apply.

(6)

These amounts assume a termination without cause or for good reason on the date of the change of control, payable pursuant to the terms of the Severance Plan because the terms of the Severance Plan provide Mr. Apple with greater benefits upon a termination in connection with a change of control than those benefits provided under his employment agreement.

Fickenscher

	Salary ($)(1)	Pro-rated Bonus ($)	Accelerated Equity ($)	All Other Compensation ($)(5)	Impact of 280G(6)	Total ($)
Termination without cause	175,000	—	38,404(3)	9,786	—	223,190
Termination for good reason	175,000	—	38,404(3)	9,786	—	223,190
Non-renewal of agreement	175,000	—	38,404(3)	9,786	—	223,190
Change of control(7)	350,000	140,000(2)	230,423(4)	19,572	—	739,995

(1)	Payable in regular payroll installments.
(2)

Represents the pro-rated annual bonus payment for 2015, based on target performance and the number of days that Mr. Fickenscher was employed by the Company in 2015. The pro-rated bonus will be paid in a lump sum.

(3)	Includes the value of unvested options and restricted stock granted on November 20, 2014, March 10, 2015 and May 28, 2015 that would vest during the six-month period following December 31, 2015.
(4)

Includes the value of the unvested options and time-based restricted stock grants and performance-based restricted stock units granted to Mr. Fickenscher on November 20, 2014, March 10, 2015 and May 28, 2015, which will accelerate upon a change of control.

(5)

All Other Compensation consists of the continuation of health and dental insurance benefits for either six months, or, if the termination occurs during the Change of Control Protection Period, 12 months.

(6)

Mr. Fickenscher’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Fickenscher under the employment agreement or otherwise would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Fickenscher with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2015, Mr. Fickenscher would not be subject to an excise tax under section 4999 of the Internal Revenue Code if all amounts were paid, so no reduction to his payments would apply.

(7)	These amounts assume that Mr. Fickenscher’s employment was terminated without cause or for good reason on the date of a change of control.

Graham

	Salary ($)(1)	Pro-rated Bonus ($)	Accelerated Equity ($)	All Other Compensation ($)(3)	Impact of 280G(4)	Total ($)
Termination without cause	171,500	—	—	9,786	—	181,286
Termination for good reason	171,500	—	—	9,786	—	181,286
Non-renewal of agreement	171,500	—	—	9,786	—	181,286
Change of control(5)	343,000	63,901(2)	—	19,572	—	426,473

(1)	Payable in regular payroll installments.
(2)

Represents the pro-rated annual bonus payment for 2015, based on target performance and the number of days that Mr. Graham was employed by the Company in 2015. The pro-rated bonus will be paid in a lump sum.

(3)

All Other Compensation consists of the continuation of health and dental insurance benefits for either six months, or, if the termination occurs during the Change of Control Protection Period, 12 months.

(4)

Mr. Graham’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Graham under the employment agreement or otherwise would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Graham with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2015, Mr. Graham would not be subject to an excise tax under section 4999 of the Internal Revenue Code if all amounts were paid, so no reduction to his payments would apply.

(5)	These amounts assume that Mr. Graham’s employment was terminated without cause or for good reason on the date of a change of control.

Hobbs

	Salary ($)(1)	Pro-rated Bonus ($)	Accelerated Equity ($)	All Other Compensation ($)(6)	Impact of 280G(7)	Total ($)
Termination without cause	582,000	332,904(2)	135,8814)	13,452	—	1,064,236
Termination for good reason	582,000	332,904(2)	135,881(4)	13,452	—	1,064,236
Non-renewal of agreement	582,000	332,904(2)	135,881(4)	13,452	—	1,064,236
Change of control(8)	1,164,000	320,100(3)	888,982(5)	20,178	—	2,393,260

(1)	Payable in regular payroll installments.
(2)	Represents the value of Mr. Hobbs’ discretionary bonus earned for 2015.
(3)

Represents the pro-rated annual bonus payment for 2015, based on target performance and the number of days that Mr. Hobbs was employed by the Company in 2015. The pro-rated bonus will be paid in a lump sum.

(4)

Includes the value of unvested options and time-based restricted stock units granted on June 23, 2014, March 10, 2015 and May 28, 2015 that would vest during the 12-month period following December 31, 2015.

(5)

Includes the value of the unvested options, time based restricted stock units and performance-based restricted stock units granted to Mr. Hobbs on June 23, 2014, March 10, 2015 and May 28, 2015, all of which will accelerate upon a change of control. The performance-based restricted stock unit grants will vest at target on a change of control.

(6)

All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs during the Change of Control Protection Period, 18 months.

(7)

Mr. Hobbs’ employment agreement also provides that if the payments and benefits otherwise payable to Mr. Hobbs under the employment agreement or otherwise would constitute excess parachute payments, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Hobbs with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2015, Mr. Hobbs may be subject to an excise tax under section 4999 of the Internal Revenue Code if all amounts were paid and no amounts were considered reasonable compensation for purposes of section 280G of the Internal Revenue Code. Mr. Hobbs may receive a greater net after-tax benefit if he received all amounts and paid the excise taxes under section 2999 of the Internal Revenue Code, so no reduction has been applied to the total.

(8)	These amounts assume that Mr. Hobbs’ employment was terminated without cause or for good reason on the date of the change of control.

In connection with Mr. Hobbs’ termination of employment on January 24, 2016, he received the benefits described above on account of a termination by the Company without cause prior to the Change in Control Protection Period, pursuant to the terms of his employment agreement. In addition, he received 30 days’ of his base salary in lieu of the Company providing 30 days’ notice of termination, and he will receive a pro-rata bonus for the 24 days that he was employed in 2016 when annual bonuses are paid to executives in 2017. Mr. Hobbs’ continues to provide consulting services to the Company, during which period his performance stock unit awards will continue to vest.

Stacey

The Company and Ms. Stacey were parties to an employment agreement that provided for certain severance payments and benefits subject to the execution and non-revocation by Ms. Stacey of a written release in a form acceptable to the Company. Effective on July 13, 2015, the Company and Ms. Stacey entered into a Separation and Consulting Services Agreement (“Separation Agreement”). Ms. Stacey’s last day of employment was July 13, 2015.

In consideration for the release provided by Ms. Stacey in the Separation Agreement, and for continuing compliance with the obligations contained in the Separation Agreement, Ms. Stacey continues to receive severance payments and benefits in accordance with terms of the Separation Agreement, which includes, among other severance payments and benefits, all severance payments and benefits that she is entitled to under the employment agreement.

Pursuant to the terms of the Separation Agreement, Ms. Stacey is entitled to receive the following:

•	Twelve months of continued base salary, payable in monthly installments.
•

Reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if Ms. Stacey were an employee, for the shorter of 12 months or until the date she obtains coverage from a new employer.

•

With respect to all outstanding equity grants held by Ms. Stacey immediately prior to her last day of employment which vest based upon Ms. Stacey’s continued service over time, the portion that would have become vested during the 12-month period following the last day of employment will accelerate, become fully vested and exercisable, as of the last day or employment.

•	The award, if any, under the Epi Bonus Plan, to the extent such award is earned pursuant to the terms of the Epi Bonus Plan.
•

An amount equal to $27,440, less applicable tax withholding taxes, which is the portion of Ms. Stacey’s 2015 annual bonus target that is subject to attainment of individual performance goals and will be paid at target. The portion of the 2015 annual bonus, if any, that is subject to attainment of company performance goals was paid when 2015 annual bonuses are paid to other Company executives in 2016, based on actual attainment of such goals.

•

Ms. Stacey will continue to provide services to the Company as a consultant for 12 months following the Separation Date. The post-termination exercise periods applicable to Ms. Stacey’s stock options will commence as of the end of the consulting period and extend to the later of October 13, 2016 or the end of the post-termination exercise periods set out in the applicable stock option agreements.

The Company has waived Ms. Stacey’s obligations under the covenant not to compete set forth in the employment agreement. Ms. Stacey will continue to be bound by the confidentiality, non-solicitation of employees and customers and non-disparagement covenants in the Employment Agreement.

The following table sets forth information regarding the payments Ms. Stacey was entitled to upon her termination of employment:

	Salary ($)(1)	Bonus ($)(2)	Accelerated Equity ($)	All Other Compensation ($)	Total ($)

Termination without cause	343,000	141,590	72,144(3)	—	556,734

(1)	Payable in regular payroll installments.
(2)

The amount includes $27,440 which is the portion of Ms. Stacey’s 2015 annual bonus target that is subject to attainment of individual performance goals and was paid at target, plus $114,150, which is the portion of the 2015 annual bonus that was subject to attainment of company performance goals and was paid in April 2016 when 2015 annual bonuses were paid to other Company executives, based on actual attainment of such goals. This amount does not include a bonus under the Epi Bonus Plan because the threshold goals were not achieved and there were no payouts under the Epi Bonus Plan.

(3)

The amount includes the value of time-based restricted stock units granted on May 29, 2014, March 10, 2015 and May 28, 2015 that vested immediately upon termination of Ms. Stacey’s employment. The value of the unvested options was zero because they were underwater as of the date of Ms. Stacey’s termination of employment.

Mr. Apple’s Employment Agreement as President and Chief Executive Officer

Under Mr. Apple’s employment agreement that became effective on March 4, 2016 in connection with his promotion to President and Chief Executive Officer, effective January 25, 2016, Mr. Apple is entitled to severance in the event of a termination by the Company without cause or by Mr. Apple for good reason equal to (a) 1.25 times the sum of (i) his then-current base salary, plus (ii) his target annual bonus for the year in which the termination of employment occurs paid in installments over the 15-month period following termination of employment; (b) a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days Mr. Apple was employed by the Company in the year of his termination; (c) reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 15 months or until the date he obtains coverage from a new employer; and (d) with respect to all outstanding equity grants held by Mr. Apple immediately prior to his termination date which vest based upon Mr. Apple’s continued service over time, the portion of that would have become vested during the 15-month period following Mr. Apple’s termination date had he remained employed during such 15-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Apple’s termination date.

In the event of such termination of employment within the period beginning 60 days immediately prior to a change of control and ending on the last day of the 18-month period immediately following a change of control, Mr. Apple is entitled to severance in the amount of (a) two times the sum of (i) his then-current base salary, plus (ii) his target annual bonus for the year in which the termination of employment occurs paid in installments over the 24-month period following termination of employment, (b) a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days Mr. Apple was employed by the Company in the year of his termination; (c) reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 18 months or until the date he obtains coverage from a new employer; and (d) all outstanding equity grants held by Mr. Apple immediately prior to his termination date which vest based upon Mr. Apple’ continued service over time will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Apple’s termination date.

In the event that Mr. Apple’s employment is terminated by the Company without cause or by Mr. Apple for good reason and Mr. Apple does not execute or revokes a release and waiver of claims in favor of the Company and its affiliates, Mr. Apple will not be entitled to the severance benefits set forth above.

If Mr. Apple’s employment is terminated by the Company for cause, on account of Mr. Apple’s death or disability, or if Mr. Apple terminates his employment for any reason other than good reason, then the Company will pay Mr. Apple his base salary, bonus and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

The employment agreement also provides that if the payments and benefits otherwise payable to Mr. Apple under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction.

The employment agreement provides that at all times during Mr. Apple’s employment and thereafter, Mr. Apple will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, including information received by him prior to the effective date of the employment agreement. In addition, during the term of Mr. Apple’s employment with the Company, and for the 15-month period after Mr. Apple’s termination of employment (or the 24-month period if Mr. Apple’s employment is terminated by the Company without cause or by Mr. Apple for good reason in connection with a change of control), Mr. Apple cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2008 Equity Compensation Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the 2008 Equity Compensation Plan may be structured to meet the qualified performance-based compensation exception under section 162(m) of the Internal Revenue Code if the Compensation Committee determines to condition such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Internal Revenue Code. While deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mr. Gueth (Chair)

Dr. Jacob

Mr. Samson

Members of the Compensation Committee

Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation for 2015, 2014 and 2013 of our named executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Robert F. Apple	2015	$429,000	$1,000	$607,026	(6)	$449,730	$177,091	$9,959	$1,673,806
Chief Operating Officer	2014	391,084		290,290	(7)	100,017	-	10,064	791,455
	2013	360,000		316,666	(8)	133,292	200,000	10,064	1,020,022

James E. Fickenscher(9)	2015	$350,000	$1,000	$406,192	(10)	$227,522	$144,480	$12,959	$1,142,153
Chief Financial Officer	2014	43,750		-		183,795	-	-	227,545

Peter J. Graham(11)	2015	$159,847	$1,000	$-		$138,337	$70,795	$400	$370,379
Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources and Secretary

Eamonn P. Hobbs(12) Chief Executive	2015	$582,000	$1,000	$1,047,441	(13)	$451,051	$332,904	$12,959	$2,427,355
Officer	2014	292,923		798,300	(14)	862,000	$-	$40,524	$1,993,747

Jennifer Evans Stacey(15)	2015	$380,059	(16)	$299,639	(17)	$221,804	$141,590	$657	$1,043,759
Senior Vice President, General Counsel, Human Resources and Secretary	2014	$205,192		$217,719	(18)	$177,650	$-	$6,840	$607,401

(1)	Represents holiday bonuses given to every employee of the Company, including the NEOs.
(2)

This column shows the aggregate grant date fair value, computed in accordance with FASB ASC 718 for all restricted stock and performance-based restricted stock awards granted under our 2008 Equity Compensation Plan in Fiscal 2015, 2014 and 2013. The grant date fair values of the performance-based restricted stock awards were determined based on the probable (i.e., the target) number of shares that could be awarded to each named executive officer. The assumptions used in determining the amounts in this column are set forth in note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The following table shows the aggregate grant date fair value of the performance-based restricted stock awards granted in 2015 assuming that the highest level of performance is achieved:

		Grant Date
	Number of Shares	Fair Value
	Assuming	Assuming
	Maximum	Maximum
Name	Performance (#)	Performance ($)
Robert F. Apple	213,440	445,236
James E. Fickenscher	142,825	297,933
Peter J. Graham	-	-
Eamonn P. Hobbs	368,298	768,269
Jennifer Evans Stacey	105,358	219,777

(3)

The amounts shown for option awards relate to option awards granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the awards, computed in accordance with Statement of FASB ASC 718. The assumptions used in determining the amounts in this column are set forth in note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. For information regarding the number of shares subject to 2015 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 57.

(4)

The amounts shown for 2015 and 2013 represent performance based incentive compensation paid in cash. No amount is shown for the named executive officers for 2014 because the Compensation Committee determined that the annual incentive compensation payment for 2014 achievements for the named executive officers would be paid in the form of stock options in lieu of cash, based on 80% achievement of the applicable performance goals.

(5)

The amounts in this column include Company matching contributions under the Company’s 401(k) plan, term life and disability insurance premiums. Also included in the amounts in this column is the amount of moving expenses provided to Mr. Hobbs. The amounts for 2015 are shown in the following table:

	401(k) Plan	Life	Disability
	Company	Insurance	Insurance
Name	Match ($)	Premiums ($)	Premiums ($)
Robert F. Apple	9,000	375	584
James E. Fickenscher	12,000	375	584
Peter Graham, Esq.	-	156	244
Eamonn P. Hobbs	12,000	375	584
Jennifer Evans Stacey, Esq.	-	285	372

The amounts for 2014 are shown in the following table:

	401(k) Plan	Life	Disability
	Company	Insurance	Insurance	Moving
Name	Match ($)	Premiums ($)	Premiums ($)	Expenses ($)
Robert F. Apple	8,750	570	744	-
James E. Fickenscher	-	-	-	-
Eamonn P. Hobbs	11,500	237	310	28,477
Jennifer Evans Stacey, Esq.	6,183	285	372	-

The amount for 2013 are shown in the following table:

	401(k) Plan	Life	Disability
	Company	Insurance	Insurance
Name	Match ($)	Premiums ($)	Premiums ($)
Robert F. Apple	8,750	570	744

(6)	Represents the aggregate grant date fair value of $296,825 for performance-based restricted stock awards and $310,201 for restricted stock awards.
(7)	Represents the aggregate grant date fair value of $190,291 for performance-based restricted stock awards and $99,999 for restricted stock awards.
(8)	Represents the aggregate grant date fair value of $133,333 for performance-based restricted stock awards and $183,333 for restricted stock awards.
(9)	Mr. Fickenscher joined our company as our Senior Vice President and Chief Financial Officer on November 17, 2014.
(10)	Represents the aggregate grant date fair value of $198,621 for performance-based restricted stock awards and $207,571 for restricted stock awards.
(11)	Mr. Graham joined our company as our Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources & Secretary on July 14, 2015.
(12)	Mr. Hobbs was appointed as our President and Chief Executive Officer effective June 23, 2014. His employment terminated on January 24, 2016.
(13)	Represents the aggregate grant date fair value of $512,181 for performance-based restricted stock awards and $535,260 for restricted stock awards.
(14)	Represents the aggregate grant date fair value of $523,300 for performance-based restricted stock awards and $275,000 for restricted stock awards.

(15)	Ms. Stacey joined our company as our Senior Vice President, General Counsel, Human Resources & Secretary on May 19, 2014. Her employment terminated on July 13, 2015.
(16)	The amount includes $157,208 paid to Ms. Stacey as severance in 2015.
(17)	Represents the aggregate grant date fair value of $146,518 for performance-based restricted stock awards and $153,121 for restricted stock awards.
(18)	Represents the aggregate grant date fair value of $142,719 for performance-based restricted stock awards and $75,000 for restricted stock awards.

Grants of Plan-Based Awards – 2015

The following table provides details regarding plan-based awards granted to our named executive officers in 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $(5)
Name	Grant Date		Target ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Robert F. Apple	03/10/15		-	-	-	-	-	95,500	2.62	130,067
	05/28/15		-	-	-	-	-	288,786	2.18	319,663
	05/28/15		-	-	-	-	142,294	-	-	310,201
	05/28/15		-	71,147	142,294	213,440	-	-	-	296,825
	-		171,600	-	-	-	-	-	-	-

James E. Fickenscher	03/10/15	(1)	-	-	-	-	-	10,000	2.62	13,620
	05/28/15		-	-	-	-	-	193,241	2.18	213,902
	05/28/15		-	-	-	-	95,216	-	-	207,571
	05/28/15		-	47,608	95,216	142,825	-	-	-	198,621
	-		140,000	-	-	-	-	-	-	-

Peter J. Graham	07/14/15		-	-	-	-	-	125,000	2.29	138,337
	-		63,901	-	-	-	-	-	-	-

Eamonn P. Hobbs	03/10/15	(1)	-	-	-	-	-	92,500	2.62	125,981
	05/28/15		-	-	-	-	-	293,670	2.18	325,069
	05/28/15		-	-	-	-	245,532	-	-	535,260
	05/28/15		-	122,766	245,532	368,298	-	-	-	512,181
	-		320,100	-	-	-	-	-	-	-

Jennifer Evans Stacey	03/10/15	(1)	-	-	-	-	-	47,000	2.62	64,012
	05/28/15		-	-	-	-	-	142,550	2.18	157,792
	05/28/15		-				70,239	-	-	153,121
	05/28/15		-	35,120	70,239	105,358	-	-	-	146,518
	-		137,200	-	-	-	-	-	-	-

(1)

The amounts reflected are the 2015 annual incentive awards for each named executive officer assuming target level performance, pro-rated based on the number of days the named executive officer was employed with the Company in 2015.

(2)

Represent performance stock unit awards made to the executive officers which will be earned and vested and converted into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals measured over the three-year period beginning January 1, 2015 and ending December 31, 2017, respectively, and the executive officer’s continued employment with the Company through that period. The actual number of shares of the Company’s common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of Company performance as measured in terms of the following three performance goals: two three-year targets relating to product development (each weighted at 40%) and the Company’s total stockholder return over the 12 months in calendar year 2017 as compared to the companies in the NASDAQ Biotechnology Index over the same period (weighted at 20%). Each performance criterion has levels of achievement designated as threshold, target and maximum with 50% of the performance stock units earned if the threshold level is achieved; 100% of the performance stock units earned if the target level is achieved and 150% of the performance stock units earned if the maximum level is achieved. The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on the Company’s actual performance during the three-year performance period. Ms. Stacey’s performance stock unit award was forfeited upon her separation from the Company, as none of the units had vested.

(3)

The stock unit awards were granted under our 2008 Equity Compensation Plan. The stock unit awards vest over three years, becoming exercisable as to 33.33% of the units annually following the date of grant. Upon Mr. Hobbs’ termination of employment, 112,298 units subject to his outstanding restricted stock unit awards became vested and the remainder were forfeited. Upon Ms. Stacey’s termination of employment 31,504 units subject to her outstanding restricted stock unit awards became vested and the remainder were forfeited.

(4)

The option awards were granted under our 2008 Equity Compensation Plan. Option awards generally vest over three years, becoming exercisable as to 8.33% of the underlying shares quarterly following the date of grant. Option awards generally become fully exercisable in the event of the grantee’s death, normal retirement or termination of employment in connection with a change of control. Upon Ms. Stacey’s termination of employment, 116,100 shares subject to her option awards became immediately vested and exercisable. Upon Mr. Hobbs’ termination of employment, 287,682 shares subject to option awards became immediately vested and exercisable. The option award granted to Mr. Graham represents a sign-on option granted in connection with his commencement of employment in 2015.

(5)	The grant date fair value is computed in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718.

Outstanding Equity Awards at Fiscal Year-End – 2015

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2015.

		Option Awards				Stock Awards
Name	Grant Date *	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert F. Apple	2/10/06	400,000	-	1.4300	2/9/16	-	-	-	-
	1/16/07	60,000	-	1.2300	1/15/17	-	-	-	-
	5/9/07	40,000	-	1.6500	5/9/17	-	-	-	-
	5/14/08	82,500	-	0.8500	5/13/18	-	-	-	-
	11/12/08	43,000	-	0.4700	11/11/18	-	-	-	-
	11/12/09	100,000	-	1.1000	11/11/19	-	-	-	-
	11/11/10	100,000	-	1.5200	11/10/20	-	-	-	-
	5/17/11	97,000	-	1.6600	5/16/21	-	-	-	-
	5/17/12	110,000	-	2.9400	5/16/22	-	-	-	-
	7/6/12	21,658	-	4.2600	7/5/22	-	-	-	-
	5/22/13	49,603	9,921	3.9600	5/21/23	11,223	13,580	33,670	40,740
	5/29/14	28,150	28,150	3.0900	5/28/24	21,575	26,106	64,725	78,317
	3/10/15	71,625	23,875	2.6200	03/09/25	-	-	-	-
	5/28/15	48,132	240,654	2.1800	05/28/25	142,294	172,176	142,294	172,176

James E. Fickenscher	11/20/14	50,000	100,000	2.2900	11/19/24	-	-	-	-
	3/10/15	7,500	2,500	2.6200	03/09/25	-	-	-	-
	5/28/15	32,208	161,033	2.1800	05/28/25	95,216	115,211	95,216	115,211

Peter J. Graham	7/14/15	10,417	114,583	2.2900	07/14/25	-	-	-	-

Eamonn P. Hobbs(3)	8/12/09	20,000	-	0.9500	8/11/19	-	-	-	-
	11/12/09	10,000	-	1.1000	11/11/19	-	-	-	-
	5/27/10	40,000	-	1.6000	5/26/20	-	-	-	-
	5/16/11	40,000	-	1.6600	5/16/21	-	-	-	-
	9/9/11	20,000	-	2.2400	9/8/21	-	-	-	-
	06/23/14	250,000	250,000	3.0100	6/22/24	60,908	$73,699	182,724	$221,096
	03/10/15	69,375	23,125	2.6200	03/09/25	-	-	-	-
	05/28/15	48,945	244,725	2.1800	05/28/25	245,532	$297,094	245,532	$297,094

Jennifer Evans Stacey(4)	5/29/14	66,666	-	3.0900	10/13/16	-	-	-	-
	3/10/15	47,000	-	2.6200	10/13/16	-	-	-	-
	5/28/15	47,518	-	2.1800	10/13/16	-	-	-	-

*	For better understanding of this table, we have included an additional column showing the grant date of the stock options and stock awards.
(1)

The option awards generally vest 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested. The option awards granted on March 10, 2015 vest quarterly over the one year period following the date of grant.

(2)	The dollar values are based on the closing price of our Common Stock on December 31, 2015 ($1.21).

(3)

Upon termination with the Company on January 24, 2016,112,298 of Mr. Hobbs restricted stock units awards were immediately vested and issued in accordance with the terms of his employment agreement. The remaining restricted stock units were forfeited upon termination. A portion of Mr. Hobbs’ unvested stock options (287,682) became immediately vested and exercisable upon termination of his employment in accordance with the terms of the employment agreement. All of Mr. Hobbs’ vested options were further modified such that options will remain exercisable through the end of his severance period and 90 days thereafter, which is April 23, 2017.

(4)

Upon termination of employment with the Company on July 13, 2015, one third of Ms. Stacey’s 2015 and 2014 restricted stock unit awards were immediately vested and issued in accordance with the terms of her separation agreement. The remaining restricted stock units were forfeited upon termination. A portion of Ms. Stacey’s unvested stock options (116,100) became immediately vested and exercisable upon termination of her employment in accordance with the terms of the separation agreement. All of Ms. Stacey’s vested options were further modified such that options will remain exercisable through the end of her severance period and 90 days thereafter, which is October 13, 2016.

Option Exercises and Stock Vested – 2015

The following table provides information regarding option exercises and stock award vesting for our named executive officers in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting(2)
Robert F. Apple	-	$-	34,529	$76,629
Eamonn P. Hobbs	-	$-	30,454	$73,394
Jennifer Evans Stacey, Esq.	-	$-	39,594	$81,820

(1)

Represents stock awards and stock units that vested based on their normal vesting schedule. A portion of the shares acquired on vesting were used to pay the withholding taxes on the value of the shares that vested, reducing the number of shares actually received to 22,835 for Mr. Apple, 27,384 for Ms. Stacey, including 21,763 shares that were accelerated pursuant to the terms of Ms. Stacey’s separation agreement, and 21,190 shares for Mr. Hobbs.

(2)	Represents the value of the shares of stock that vested in 2015 using the market value of the shares on the applicable vesting date.

Pension Benefits - 2015

The Company does not provide pension benefits.

Nonqualified Deferred Compensation - 2015

The Company does not have nonqualified deferred compensation plans in which our named executive officers participate.

Equity Compensation Plan Information

The following table provides information for our equity compensation plans as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	9,480,497	$ 2.19	927,562

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 31, 2016, the name, address (where required) and beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our common stock:

Name	Shares Beneficially Owned		Percentage of Outstanding Shares
Armistice Capital, LLC	13,240,000	(1)	8.55%
510 Madison Avenue, 22nd Floor New York , NY 10022
Jacques Gonella, Ph.D.	12,397,738	(2)	7.98%
100 Princeton South, Suite 300 Ewing, NJ 08628
Broadfin Capital, LLC	11,475,000	(3)	7.41%
300 Park Avenue, 25th Floor, New York, NY 10022
BlackRock, Inc.	8,850,882	(4)	5.80%
40 East 52nd Street, New York, NY 10022

(1)

This information is based solely on a review of a Schedule 13G/A filed with the SEC on February 16, 2016 by Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd, which (i) each beneficially owned 13,240,000 shares, (ii) each had sole voting power over 0 shares, (iii) each shared voting power of 13,240,000 shares, (iv) each had sole dispositive power over 0 shares and (v) each shared dispositive power over 13,240,000 shares.

(2)

Dr. Gonella owns 9,497,738 directly and has controlling interest in Vecap Ventures Capital Partners AG, which owns 2,900,000 shares of common stock. Therefore, he exercises voting and investment control for the entity and beneficially owns these shares of stock.

(3)

This information is based solely on a review of a Schedule 13G/A filed with the SEC on February 11, 2016 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund Ltd. and Kevin Kotler, which (i) each beneficially owned 11,475,000 shares, (ii) each had sole voting power over 0 shares, (iii) each shared voting power of 11,475,000 shares, (iv) each had sole dispositive power over 0 shares and (v) each shared dispositive power over 11,475,000 shares.

(4)

This information is based solely on a review of a Schedule 13G/A filed with the SEC on January 25, 2016 by BlackRock, Inc., which beneficially owned 8,850,882 shares, and had sole voting power and shared voting power over 863,0249 and 0 shares, respectively, and sole dispositive power and shared dispositive power over 8,850882 and 0 shares, respectively.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning beneficial ownership of common stock as of March 31, 2016, with respect to each of our directors, our nominees for directors, each of our named executive officers, and all of our directors and executive officers as a group. The addresses of those listed below are the same as that of the Company unless otherwise provided.

Name	Shares Owned (1)	Right to Acquire (1) (2)	Total Shares Beneficially Owned (1) (2)	Percentage of Outstanding Shares
Thomas J. Garrity	160,213	361,325	521,538	*
Jacques Gonella, Ph.D. (3)	12,026,413	371,325	12,397,738	7.98
Anton G. Gueth	302,776	368,276	671,052	*
Leonard Jacob, M.D., Ph.D.	218,885	947,496	1,166,381	*
Robert P. Roche, Jr.	88,172	179,658	267,830	*
Marvin Samson	102,778	181,325	284,103	*
Robert F. Apple	411,513	942,980	1,354,493	*
James E. Fickenscher	206,739	149,416	356,155	*
Peter J. Graham	20,000	31,251	51,251	*
Eamonn P. Hobbs (4)	208,698	786,002	994,700	*
Jennifer Evans Stacey (4)	27,384	161,182	188,566	*
All directors, director nominees and executive officers as a group (9 persons)	13,537,489	3,533,052	17,070,541	10.77

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. In addition, shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 31, 2016, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Shares of our Common Stock issuable upon the exercise of outstanding stock options.
(3)

Dr. Gonella owns 9,497,738 directly and has controlling interest in Vecap Ventures Capital Partners AG, which owns 2,900,000 shares of common stock. Therefore, he exercises voting and investment control for the entity and beneficially owns these shares of stock.

(4)	Mr. Hobbs’ employment with the Company terminated January 24, 2016 and Ms. Stacey’s employment with the Company terminated July 13, 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. In 2015, the Audit Committee consisted of Messrs. Garrity (Chair), Gueth and Roche. Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2015. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, “Communications with Audit Committees.” In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from us and our management. The Audit Committee determined that the tax services provided to our Company by our independent registered public accounting firm are compatible with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Mr. Garrity (Chair)

Mr. Gueth

Mr. Roche

Members of the Audit Committee

OTHER MATTERS

Solicitation

We will bear the cost of preparing, assembling and mailing the proxy card, proxy statement and/or Notice of Internet Availability of Proxy Materials to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by Internet or mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so. We have retained Alliance Advisors, LLC in connection with this solicitation, at an anticipated cost to us of approximately $20,000, plus expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and we are required to disclose in this proxy statement any failure to file reports by such dates. Based solely on a review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to officers, directors and ten percent stockholders were met.

Advance Notice Provisions

Under our Bylaws, no business may be brought before an Annual Meeting of Stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of the Board of Directors or by a stockholder of record entitled to vote who has delivered written notice to our Corporate Secretary at the address set forth on the first page of this proxy statement, and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in our Bylaws. In addition, any stockholder who wishes to submit a nomination to the Board of Directors must deliver written notice of the nomination within this time period and comply with the information requirements in our Bylaws relating to stockholder nominations. See “Corporate Governance – Director Nominations” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described below. For the 2017 Annual Meeting of Stockholders, such notice must be received no earlier than February 2, 2017 and no later than March 4, 2017.

Stockholder Proposals

Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2017 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion in our proxy statement for our 2017 Annual Meeting of Stockholders, stockholder proposals must be prepared in accordance with the SEC’s proxy rules and received by our Corporate Secretary no later than December 19, 2016.

Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to our Corporate Secretary at the address set forth on the first page of this proxy statement, or via telephone to our Corporate Secretary at 609-359-3020, we will promptly provide separate copies of the Annual Report on Form 10-K and/or this proxy statement. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or Annual Report on Form 10-K and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other

The Board of Directors does not intend to present at the Annual Meeting any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

EXHIBIT A

ANTARES PHARMA, INC.

2008 EQUITY COMPENSATION PLAN

(As Amended and Restated)

The Antares Pharma, Inc. 2008 Equity Compensation Plan (the “Plan”) was established effective as of May 14, 2008 as a successor to the 1993 Stock Option Plan (the “1993 Plan”), 1996 Stock Option Plan (the “1996 Plan”), Amended and Restated 2001 Stock Option Plan for Non-Employee Directors and Consultants (the “2001 Directors and Consultants Plan”), Amended and Restated 2001 Incentive Stock Option Plan for Employees (the “2001 Employees Plan”) and 2006 Equity Incentive Plan (the “2006 Plan”) (the 1993 Plan, 1996 Plan, 2001 Directors and Consultants Plan, 2001 Employees Plan and the 2006 Plan collectively, the “Prior Plans”). The Prior Plans were merged with and into this Plan as of May 14, 2008, and no additional grants shall be made thereafter under the Prior Plans. Outstanding grants under the Prior Plans shall continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (as defined below) determines, consistent with the Prior Plans, as applicable), and the shares with respect to outstanding grants under the Prior Plans shall be issued or transferred under this Plan.

The purpose of the Plan is to provide (i) employees of Antares Pharma, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

The Plan was originally effective as of May 14, 2008 upon approval by the stockholders of the Company. This amendment and restatement will be effective June 2, 2016, subject to approval by the stockholders of the Company (“Amendment Effective Date”). Changes made pursuant to this amendment and restatement shall only apply to Grants (as defined below) made on or after the Amendment Effective Date. Grants made prior to the Amendment Effective Date shall continue to be governed by the applicable Grant Instruments (as defined below) and the terms of the Plan without giving effect to changes made pursuant to this amendment and restatement, and the Committee shall administer such Grants in accordance with the Plan without giving effect to changes made pursuant to this amendment and restatement.

Section 1.       Definitions

The following terms shall have the meanings set forth below for purposes of the Plan:

(a)          “Board” shall mean the Board of Directors of the Company.

(b)          “Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation or confidentiality agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(c)          “Change of Control” shall be deemed to have occurred if:

(i)          Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii)         The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

Notwithstanding the foregoing, for any Grants subject to the requirements of section 409A of the Code that will become payable on a Change of Control, the transaction constituting a “Change of Control” must also constitute a “change in control event” for purposes of section 409A(a)(2)(A)(v) of the Code.

(d)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)          “Committee” shall mean the committee, consisting of members of the Board, designated by the Board to administer the Plan.

(f)          “Company” shall mean Antares Pharma, Inc. and shall include its successors.

(g)          “Company Stock” shall mean common stock of the Company.

(h)          “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee or as otherwise determined by the Committee.

(i)          “Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Company Stock subject to a Grant by the per-share cash dividend paid by the Company on its outstanding Company Stock, or the per-share fair market value (as determined by the Committee) of any dividend paid on its outstanding Company Stock in consideration other than cash.

(j)          “Employee” shall mean an employee of an Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(k)          “Employed by, or providing service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards and Performance Units, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be both an Employee, Key Advisor and member of the Board).

(l)          “Employer” shall mean the Company and each of its subsidiaries.

(m)       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n)        “Exercise Price” shall mean the purchase price of Company Stock subject to an Option.

(o)        “Fair Market Value” shall mean:

(i)        If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock during regular trading hours thereof on the relevant date or (if there were no trades on that date) the last reported sale price of Company Stock during regular trading hours on the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on any such exchange, the last reported sale price of a share of Company Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board or, if shares are not reported on the OTC Bulletin Board, as determined by the Committee through any reasonable valuation method authorized under the Code.

(ii)       If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be as determined by the Committee through any reasonable valuation method authorized under the Code.

(p)        “Grant” shall mean a grant of Options, SARs, Stock Awards, Stock Units or Other Stock-Based Awards under the Plan.

(q)        “Grant Instrument” shall mean the agreement that sets forth the terms of a Grant, including any amendments.

(r)         “Grantee” shall mean an Employee, Key Advisor or Non-Employee Director who receives a Grant under the Plan.

(s)        “Incentive Stock Option” shall mean an option to purchase Company Stock that is intended to meet the requirements of section 422 of the Code.

(t)         “Key Advisor” shall mean a consultant or advisor of an Employer

(u)        “Non-Employee Director” shall mean a member of the Board who is not an Employee.

(v)        “Nonqualified Stock Option” shall mean an option to purchase Company Stock that is not intended to meet the requirements of section 422 of the Code.

(w)       “Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted under the Plan.

(x)        “Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Company Stock, as described in Section 10.

(y)        “SAR” shall mean a stock appreciation right with respect to a share of Company Stock.

(z)        “Stock Award” shall mean an award of Company Stock, with or without restrictions.

(aa)      “Stock Unit” shall mean a unit that represents a hypothetical share of Company Stock.

Section 2.       Administration

(a)          Committee.  The Plan shall be administered and interpreted by the Board or by a Committee appointed by the Board. The Committee, if applicable, should consist of two or more persons who are “outside directors” as defined under section 162(m) of the Code, and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act. The Board shall approve and administer all grants made to Non-Employee Directors. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent that the Board or a subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee. In the absence of a specific designation by the Board to the contrary, the Plan shall be administered by the Committee of the Board or any successor Board committee performing substantially the same functions.

(b)          Committee Authority.  The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and, subject to Section 3(b)(iii) below, the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.

(c)          Committee Determinations.  The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(d)          Indemnification.  No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

(e)          Delegation and Advisers.  The Committee may delegate to one or more of its members, to one or more officers or members of management, or to one or more agents such administrative duties as it may deem advisable; provided, that such delegation does not adversely affect the exemption provided by Rule 16b-3 of the Exchange Act or prevent a Grant from qualifying as a “qualified performance-based compensation” for purposes of Section 162(m) of the Code, if so intended, and provided that such delegation complies with applicable law and applicable stock exchange requirements. The Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

     Section 3.     Types of Grants; Vesting Restrictions

(a)       Types of Grants. Grants under the Plan may consist of grants of Options as described in Section 6, Stock Awards as described in Section 7, Stock Units as described in Section 8, SARs as described in Section 9 and Other Stock-Based Awards as described in Section 10.

(b)       Terms of Grants.

            (i)         All Grants under the Plan shall be expressed in shares of Company Stock.

            (ii)        All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument.

            (iii)       Stock Awards, Stock Units and Other Stock-Based Awards granted under the Plan shall vest over a period that is not less than one year from the date of grant. In addition, subject to any adjustments made in accordance with Section 4(c) below, up to 5% of the aggregate share reserve set forth in Section 4(a) as of the Amendment Effective Date may be granted Stock Awards, Stock Units and Other Stock-Based Awards without regard to the minimum vesting requirement.

            (iv)       All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant.

            (v)        Grants under a particular Section of the Plan need not be uniform as among the Grantees.

            (vi)       The Committee shall have the authority to accelerate vesting in connection with a Grantee’s death, Disability, in the event of a Change of Control or a corporate transaction or event described in Section 4(c), or in other circumstances as the Committee deems appropriate.

     Section 4.     Shares Subject to the Plan

(a)       Shares Authorized.  Subject to adjustment as described below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be equal to the sum of the following: (i) 11,200,000 shares, plus (ii) the number of shares of Company Stock subject to outstanding grants under the Plan as of March 28, 2016 (10,454,067 shares), plus (iii) 1,512,701 shares, which is the number of shares of Company Stock remaining available for issuance under the Plan but not subject to previously exercised, vested or paid grants as of March 28, 2016. All of the authorized shares hereunder may be issued as Incentive Stock Options. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan (including options granted under the Prior Plans) terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units or Other Stock-Based Awards (including Stock Awards granted under the Prior Plans) are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. Shares of Company Stock tendered, withheld or surrendered in payment of the Exercise Price of an Option, and shares of Company Stock withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. Upon the exercise of an Option through the net exercise procedure under Section 6(g)(iv) or upon the exercise of a SAR, then both for purposes of calculating the number of shares of Company Stock remaining available for issuance under the Plan and the number of shares of Company Stock remaining available for exercise under such Option or SAR, the number of such shares shall be reduced by the gross number of shares for which the Option or SAR is exercised and without regard to any cash settlement of a SAR. Except as provided with respect to cash settlement of SARs, to the extent that any Grants are paid in cash and not in shares of Company Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan and shall not count against the share limits in this Section 4(a). The preceding provisions of this Section 4(a) shall apply only for purposes of determining the aggregate number of shares of Company Stock that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of shares of Company Stock with respect to which Grants may be made to any Employee under the Plan, as set forth in Section 4(b). For the avoidance of doubt, if shares of Company Stock are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such shares may not again be made available for issuance under the Plan.

(b)       Individual Limits.

            (i)          The maximum aggregate number of shares of Company Stock that shall be subject to Grants intended to qualify as “qualified performance-based compensation” for purposes of section 162(m) of the Code made under the Plan to any Employee during any calendar year shall be 4,000,000 shares, subject to adjustment as described below in Section 4(c).

            (ii)         For dividends and Dividend-Equivalents that are intended to qualify as “qualified performance-based compensation” for purposes of section 162(m) of the Code, the maximum amount of dividends and Dividend-Equivalents that an Employee may accrue in any calendar year with respect to Grants intended to qualify as “qualified performance-based compensation” for purposes of section 162(m) granted to any individual Employee under the Plan may not exceed $1,000,000.

            (iii)        The maximum grant date value of shares of Company Stock subject to Grants made to any Non-Employee Director during any one calendar year, taken together with any cash fees payable to such Non-Employee Director for services rendered during the calendar year, shall not exceed $400,000 in total value. For purposes of this limit, the value of such Grants shall be calculated based on the grant date fair value of such Grants for financial reporting purposes.

(c)        Adjustments.  If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other unusual or infrequently occurring event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

(d)        Acquisitions.  In connection with the acquisition of any business by the Company or any of its subsidiaries or affiliates, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Grants under the Plan upon such terms and conditions as the Committee determines in its sole discretion. Shares of Company Stock subject to any such outstanding grants that are assumed or replaced by Grants under the Plan in connection with an acquisition (“Substitute Grants”) shall not reduce the Plan’s aggregate share reserve as described above in Section 4(a), consistent with applicable stock exchange requirements. Notwithstanding any provision of the Plan to the contrary, Substitute Grants shall have such terms as the Committee deems appropriate, including without limitation exercise prices or base prices on different terms than those described herein. In the event that the Company assumes a shareholder-approved equity plan of an acquired company, available shares of Company Stock under such assumed plan (after appropriate adjustments to reflect the transaction) may be issued pursuant to Grants under this Plan and shall not reduce the Plan’s aggregate share reserve as described above in Section 4(a), subject to applicable stock exchange requirements.

       Section 5.     Eligibility for Participation

(a)         Eligible Persons.  All Employees (including, for all purposes of the Plan, an Employee who is a member of the Board) and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)         Selection of Grantees.  The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.

       Section 6.     Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a)         Number of Shares.  The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)         Type of Option and Price.

(i)          The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)          The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

(c)         Option Term.  The Committee shall determine the term of each Option. The term of any Option for US Employees shall not exceed ten years from the date of grant. Notwithstanding the foregoing, the term of any Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, shall not have a term that exceeds five years from the date of grant.

(d)         Exercisability of Options.  Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)          Grants to Non-Exempt Employees.  Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f)          Termination of Employment, Disability or Death.

(i)           Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer as an Employee, member of the Board or Key Advisor.

(ii)          In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death or termination for Cause, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(iii)         In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer. In addition, notwithstanding any other provisions of this Section 6, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iv)         In the event the Grantee ceases to be employed by, or provide service to, the Employer because the Grantee is Disabled, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(v)          If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 6(e)(ii) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(g)          Exercise of Options.  A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) through a net exercise of the Option whereby the Grantee instructs the Company to withhold that number of shares of Company Stock having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Option being exercised and deliver to the Grantee the remainder of the shares subject to such exercise, or (v) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option in (ii) above shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)          Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary corporation (within the meaning of section 424(f) of the Code) of the Company.

      Section 7.       Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a)          General Requirements.  Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee, consistent with the Plan. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)          Number of Shares.  The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)          Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)          Restrictions on Transfer and Legend on Stock Certificate.  During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 15(a) below. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)          Right to Vote and to Receive Dividends.  Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific performance goals. Any dividends or other distributions paid on shares subject to Stock Awards that vest based on the achievement of specific performance goals shall be payable only if and to the extent the underlying Stock Awards vest, as determined by the Committee.

(f)          Lapse of Restrictions.  All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 8.      Stock Units

The Committee may grant Stock Units, each of which shall represent one hypothetical share of Company Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a)          Crediting of Units.  Each Stock Unit shall represent the right of the Grantee to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)          Terms of Stock Units.  The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units, consistent with the Plan.

(c)          Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)          Payment With Respect to Stock Units.  Payments with respect to Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 9.      Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:

(a)          General Requirements.  The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted, which shall be equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR. The base amount of each SAR shall be equal to the per share Exercise Price of the related Option, provided such Exercise Price is equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR, or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant.

(b)          Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)          Exercisability. An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument, consistent with the Plan. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as described in Section 6(e) above. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)          Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e)          Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f)          Form of Payment. The appreciation in an SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10.    Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6, 7, 8 and 9 of the Plan) that are based on or measured by Company Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 11.    Dividend Equivalents

The Committee may grant Dividend Equivalents in connection Stock Units or Other Stock-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Company Stock, and upon such terms as the Committee may establish, including, without limitation, the achievement of specific performance goals. Notwithstanding the foregoing in this Section 11, any Dividend Equivalents granted in connection with Stock Units or Other Stock-Based Awards that are subject to specified performance goals shall be payable only if and to the extent the underlying Stock Units or Other Stock-Based Awards are payable, as determined by the Committee.

Section 12.    Qualified Performance-Based Compensation

The Committee may determine that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The following provisions shall apply to Grants of Stock Awards, Stock Units, Other Stock-

Based Awards and Dividend Equivalents that are to be considered “qualified performance-based compensation” under section 162(m) of the Code:

(a)          Performance Goals.

(i)          When Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (A) the objective performance goals that must be met, (B) the performance period during which the performance will be measured, (C) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (D) any other conditions that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code.

(ii)         The business criteria may relate to the Grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, total shareholder return, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, product development goals, regulatory goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

(b)          Establishment of Goals.  The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(c)          Announcement of Grants.  The Committee shall certify and announce the results for each performance period to all Grantees after the announcement of the Company’s financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents for the performance period shall be forfeited or shall not be made, as applicable.

(d)          Death, Disability or Other Circumstances.  The Committee may provide that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents shall be payable or restrictions on such Grants shall lapse, in whole or in part, in the event of the Grantee’s death or Disability during the performance period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

Section 13.    Deferrals

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Stock Units or Other Stock-Based Awards. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.

Section 14.    Withholding of Taxes

(a)          Required Withholding.  All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)          Share Withholding.  The Committee may permit or require a Grantee to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Company Stock by having shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities, or such other amount as determined by the Committee. If the Committee permits the Grantee to elect to satisfy the Employer’s applicable tax withholding obligation by withholding shares, the election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

Section 15.    Transferability of Grants

(a)          Nontransferability of Grants.  Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)          Transfer of Nonqualified Stock Options.  Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 16.    Consequences of a Change of Control

(a)          Assumption of Outstanding Awards.  Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless otherwise provided in a Grant Instrument, (i) all outstanding Grants that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with Grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and (ii) and any outstanding performance-based awards will be deemed earned at the target level at the date of the Change of Control with respect to all open performance periods, and will continue to be subject to time-based vesting following the Change of Control in accordance with the original performance period. After a Change of Control, references to the “Company” as they relate to employment matters shall include the successor employer.

(b)          Vesting Upon Certain Terminations of Employment.   Unless the Committee or the Grant Instrument provides otherwise, if a Grantee’s employment is terminated by the Company without Cause upon or within 12 months following a Change of Control, the Grantee’s outstanding Grants shall become fully vested as of the date of such termination.

(c)          Other Alternatives.  In the event of a Change of Control, if all outstanding Grants are not assumed by, or replaced with Grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may, in its sole discretion, take any of the following actions with respect to any or all outstanding Grants, without the consent of any Grantee: (i) determine that (A) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (B) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (C) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and payable; provided that if the vesting of any such Grants is based, in whole or in part, on performance, the Grant shall vest and be payable at target value; (ii) require that Grantees surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (iii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iv) with respect to Grantee’s holding Stock Units or Other Stock-Based Awards, the Committee may determine that such Grantees shall receive one or more payments in settlement of such Stock Units or Other Stock-Based Awards. Without limiting the foregoing, if the per share Fair Market Value of the Company Stock does not exceed the per share Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR. Any acceleration, surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify.

Section 17.    Requirements for Issuance or Transfer of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 18.    Amendment and Termination of the Plan

(a)          Amendment.  The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)          No Repricing Without Stockholder Approval; No Reloads.  Except as otherwise permitted by Section 4(c), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such outstanding Options or base price of such SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Options or SARs or (ii) cancel outstanding Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash, other Grants, Company Stock or other securities, except in connection with a corporate transaction involving the Company. The Company will not grant any Options or SARs with automatic reload features.

(c)          Stockholder Re-Approval Requirement.  If Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents are granted as “qualified performance-based compensation” under Section 12 above, the Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 12, if required by section 162(m) of the Code or the regulations thereunder.

(d)          Termination of Plan.  The Plan shall terminate on June 2, 2026, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(e)          Termination and Amendment of Outstanding Grants.  A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 19(f) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 19(f) below or may be amended by agreement of the Company and the Grantee consistent with the Plan.

Section 19.   Miscellaneous

(a)          Grants in Connection with Corporate Transactions and Otherwise.  Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. Without limiting the foregoing, the Committee may grant Substitute Grants to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the Substitute Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Grantee the same economic value as the prior options or rights.

(b)          Governing Document.  The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)          Funding of the Plan.  The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d)          Rights of Grantees.  Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to be granted a Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)          No Fractional Shares.  No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)          Compliance with Law.

(i)          The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply.

(ii)          The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Grants shall be construed and administered such that the Grant either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code. If a Grant is subject to Section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (B) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (C) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (D) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. To the extent applicable, if on the date of a Grantee’s “separation from service” (as such term is defined under section 409A of the Code), Company Stock (or stock of any other company required to be aggregated with the Company for purposes of section 409A of the Code and its corresponding regulations) is publicly-traded on an established securities market or otherwise and the Grantee is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Committee (or its delegate) in its discretion in accordance with the requirements of sections 409A and 416 of the Code, then all Grants that are deemed to be deferred compensation subject to the requirements of section 409A of the Code and payable within six months following such Grantee’s “separation from service” shall be postponed for a period of six months following the Grantee’s “separation from service” with the Company. If the Grantee dies during such six-month period, any postponed amounts shall be paid within 90 days following the Grantee’s death.

(iii)         The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(iv)         Notwithstanding anything in the Plan or any Grant Instrument to the contrary, each Grantee shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(g)         Employees Subject to Taxation Outside the United States.  With respect to Grantees who are believed by the Committee to be subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions, consistent with the Plan, as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h)         Clawback Rights.  All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the Employees of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the effective date of the Plan.

(h)         Governing Law.   The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

ATTN: PETER J. GRAHAM ANTARES PHARMA, INC. 100 PRINCETON SOUTH, SUITE 300 EWING, NJ 08628

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

                                                 M90980-Z65503

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ANTARES PHARMA, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of the director nominees listed below to Class III of the Board of Directors:		☐	☐	☐
1.	Election of Directors

Nominees:

01) Robert F. Apple 02) Thomas J. Garrity 03) Dr. Jacques Gonella

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.						For	Against	Abstain

2.	To hold a non-binding, advisory vote to approve our named executive officer compensation as disclosed in our proxy statement.					☐	☐	☐

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.					☐	☐	☐

4.	To approve and adopt an amendment and restatement of the Company’s 2008 Equity Compensation Plan.					☐	☐	☐

5.

To approve and adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock of the Company from 203,000,000 shares to 303,000,000 shares in order to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 200,000,000 shares to 300,000,000 shares.

						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M90981-Z65503

ANTARES PHARMA, INC. Annual

Meeting of Stockholders

June 2, 2016 10:00 AM, Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert F. Apple and James E. Fickenscher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANTARES PHARMA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on June 2, 2016, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side